Exhibit 99.1
Item 6. Selected Financial Data
     As further discussed in Note 1 to our consolidated financial statements, in May 2011, we completed the sale of substantially all of Delta Towing’s assets and certain liabilities. As a result of this sale, we have recast certain information included in our consolidated financial statements as of and for the twelve months ended December 31, 2010.
     We have derived the following condensed consolidated financial information as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 from our audited consolidated financial statements included in Item 8 of this report. The condensed consolidated financial information as of December 31, 2008 and for the year ended December 31, 2007 was derived from our audited consolidated financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2009 adjusting the financial information for the year ended December 31, 2007 for the discontinued operations of our Delta Towing segment. The condensed consolidated financial information as of December 31, 2007 and for the year ended December 31, 2006 was derived from our audited consolidated financial statements included in Item 8 of our annual report on Form 10-K for the year ended December 31, 2008, as amended by our current report on Form 8-K filed on September 23, 2009. The condensed consolidated financial information as of December 31, 2006 was derived from our audited consolidated financial statements included in Item 8 of our annual report on Form 10-K, as amended, for the year ended December 31, 2006.
     We were formed in July 2004 and commenced operations in August 2004. From our formation to December 31, 2010, we completed the acquisition of TODCO and several significant asset acquisitions that impact the comparability of our historical financial results. Our financial results reflect the impact of the TODCO business and the asset acquisitions from the dates of closing.
     The selected consolidated financial information below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this annual report and our audited consolidated financial statements and related notes included in Item 8 of this annual report. In addition, the following information may not be deemed indicative of our future operations.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2010(a)	2009(b)	2008(c)	2007	2006
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$624,827	$718,601	$1,053,479	$694,357	$344,312
Operating income (loss)	(143,427)	(79,469)	(1,040,848)	215,380	158,057
Income (loss) from continuing operations	(132,093)	(81,047)	(997,893)	130,537	119,050
Earnings (loss) per share from continuing operations:
Basic	$(1.15)	$(0.83)	$(11.29)	$2.22	$3.80
Diluted	(1.15)	(0.83)	(11.29)	2.19	3.70
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$136,666	$140,828	$106,455	$212,452	$72,772
Working capital	182,276	144,813	224,785	367,117	110,897
Total assets	1,995,309	2,277,476	2,590,895	3,643,948	605,581
Long-term debt, net of current portion	853,166	856,755	1,015,764	890,013	91,850
Total stockholders’ equity	853,132	978,512	925,315	2,011,433	394,851
Cash dividends per share	—	—	—	—	—

(a)	Includes $122.7 million ($79.8 million, net of taxes or $0.69 per diluted share) in impairment of property and equipment charges.

(b)	Includes $26.9 million ($13.1 million, net of taxes or $0.13 per diluted share) of impairment charges related to the write-down of the Hercules 110 to fair value less costs to sell during the second quarter of 2009. The sale of the rig was completed in August 2009. In addition, 2009 includes $31.6 million ($20.5 million, net of taxes or $0.21 per diluted share) related to an allowance for doubtful accounts receivable of approximately $26.8 million, associated with a customer in our International Offshore segment, a non-cash charge of approximately $7.3 million to fully impair the related deferred mobilization and contract preparation costs, partially offset by a $2.5 million reduction in previously accrued contract related operating costs that are not expected to be settled if the receivable is not collected.

(c)	Includes $863.6 million ($863.6 million, net of taxes or $9.77 per diluted share) and $376.7 million ($236.7 million, net of taxes or $2.68 per diluted share) in impairment of goodwill and impairment of property and equipment charges, respectively.

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,	December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Other Financial Data:
Net cash provided by (used in):
Operating activities	$24,420	$137,861	$269,727	$175,741	$124,241
Investing activities	(21,306)	(60,510)	(515,787)	(825,007)	(149,983)
Financing activities	(7,276)	(42,978)	140,063	788,946	50,939
Capital expenditures	22,018	76,141	585,084 (a)	155,390	204,456
Deferred drydocking expenditures	15,040	15,646	17,269	20,772	12,544

(a)	Includes the purchase of Hercules 350, Hercules 262 and Hercules 261 as well as related equipment.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 included in Item 8 of this annual report. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” in Item 1A and elsewhere in this annual report. See “Forward-Looking Statements”.
     As further discussed in Note 1 to our consolidated financial statements, in May 2011, we completed the sale of substantially all of Delta Towing’s assets and certain liabilities. As a result of this sale, we have recast certain information included in our consolidated financial statements as of and for the twelve months ended December 31, 2010.
OVERVIEW
     We are a leading provider of shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally. We provide these services to national oil and gas companies, major integrated energy companies and independent oil and natural gas operators. As of February 16, 2011, we owned a fleet of 30 jackup rigs, 17 barge rigs, three submersible rigs, one platform rig, a fleet of marine support vessels and 60 liftboat vessels. In addition, we operate five liftboat vessels owned by a third party. We own two retired jackup rigs, Hercules 190 and Hercules 254, located in the U.S. Gulf of Mexico, for which we have an agreement to sell and we expect to close in the first quarter of 2011. Our diverse fleet is capable of providing services such as oil and gas exploration and development drilling, well service, platform inspection, maintenance and decommissioning operations in several key shallow water provinces around the world.
     We report our business activities in six business segments, which as of February 16, 2011, included the following:
     Domestic Offshore — includes 22 jackup rigs and three submersible rigs in the U.S. Gulf of Mexico that can drill in maximum water depths ranging from 85 to 350 feet. Ten of the jackup rigs are either working on short-term contracts or available for contracts, one is in the shipyard and eleven are cold-stacked. All three submersibles are cold-stacked.
     International Offshore — includes eight jackup rigs and one platform rig outside of the U.S. Gulf of Mexico. We have two jackup rigs working offshore in each of India and Saudi Arabia. We have one jackup rig contracted offshore in Malaysia, one jackup rig contracted in Angola and one platform rig under contract in Mexico. In addition, we have one jackup rig warm-stacked and one jackup rig cold-stacked in Bahrain.

     Inland — includes a fleet of six conventional and eleven posted barge rigs that operate inland in marshes, rivers, lakes and shallow bay or coastal waterways along the U.S. Gulf Coast. Three of our inland barges are either operating on short-term contracts or available and fourteen are cold-stacked.
     Domestic Liftboats — includes 41 liftboats in the U.S. Gulf of Mexico. Thirty-eight are operating or available for contracts and three are cold-stacked.
     International Liftboats — includes 24 liftboats. Twenty-one are operating or available for contracts offshore West Africa, including five liftboats owned by a third party, one is cold-stacked offshore West Africa and two are operating or available for contracts in the Middle East region.
     Delta Towing — our Delta Towing business operates a fleet of 29 inland tugs, 10 offshore tugs, 34 crew boats, 46 deck barges, 16 shale barges and five spud barges along and in the U.S. Gulf of Mexico and from time to time along the Southeastern coast and in Mexico. Of these vessels, 26 crew boats, 11 inland tugs, three offshore tugs, one deck barge and one spud barge are cold-stacked, and the remaining are working, being repaired or available for contracts.
     In May 2011, we completed the sale of substantially all of Delta Towing’s assets and certain liabilities for aggregate consideration of $30 million in cash (the “Delta Towing Sale”) and recognized a loss on the sale of approximately $13 million. We retained the working capital of the Delta Towing business, which was valued at approximately $6 million at the date of sale. As a result of the Delta Towing Sale, we have recast certain information to classify the results of operations of the Delta Towing assets as discontinued operations.
     In December 2009, we entered into an agreement with First Energy Bank B.S.C. (“MENAdrill”) whereby we would market, manage and operate two Friede & Goldman Super M2 design new-build jackup drilling rigs, Hull 109 and Hull 110 (also known as MENAdrill Hercules 1 and 2, respectively), each with a maximum water depth of 300 feet. We received a notice of termination from MENAdrill with respect to Hull 109 in December 2010, and MENAdrill paid us a termination fee of $250,000 due under the contract on the date of termination. It is our understanding that Hull 110 has independently secured a contract in Mexico and we therefore, expect to receive an additional termination fee of $250,000.
     Our jackup and submersible rigs and our barge rigs are used primarily for exploration and development drilling in shallow waters. Under most of our contracts, we are paid a fixed daily rental rate called a “dayrate,” and we are required to pay all costs associated with our own crews as well as the upkeep and insurance of the rig and equipment.
     Our liftboats are self-propelled, self-elevating vessels with a large open deck space, which provides a versatile, mobile and stable platform to support a broad range of offshore maintenance and construction services throughout the life of an oil or natural gas well. Under most of our liftboat contracts, we are paid a fixed dayrate for the rental of the vessel, which typically includes the costs of a small crew of four to eight employees, and we also receive a variable rate for reimbursement of other operating costs such as catering, fuel, rental equipment and other items.
     Our revenue is affected primarily by dayrates, fleet utilization, the number and type of units in our fleet and mobilization fees received from our customers. Utilization and dayrates, in turn, are influenced principally by the demand for rig and liftboat services from the exploration and production sectors of the oil and natural gas industry. Our contracts in the U.S. Gulf of Mexico tend to be short-term in nature and are heavily influenced by changes in the supply of units relative to the fluctuating expenditures for both drilling and production activity. Our international drilling contracts and some of our liftboat contracts in West Africa are longer term in nature.
     Our operating costs are primarily a function of fleet configuration and utilization levels. The most significant direct operating costs for our Domestic Offshore, International Offshore and Inland segments are wages paid to crews, maintenance and repairs to the rigs, and insurance. These costs do not vary significantly whether the rig is operating under contract or idle, unless we believe that the rig is unlikely to work for a prolonged period of time, in which case we may decide to “cold-stack” or “warm-stack” the rig. Cold-stacking is a common term used to describe a rig that is expected to be idle for a protracted period and typically for which routine maintenance is suspended and the crews are either redeployed or laid-off. When a rig is cold-stacked, operating expenses for the rig are significantly reduced because the crew is smaller and maintenance activities are suspended. Placing rigs in service that have been cold-stacked typically requires a lengthy reactivation project that can involve significant expenditures and potentially additional regulatory review, particularly if the rig has been cold-stacked for a long period of time. Warm-stacking is a term used for a rig expected to be idle for a period of time that is not as prolonged as is the case with a cold-stacked rig. Maintenance is continued for warm-stacked rigs and crews are reduced but a small crew is retained. Warm-stacked rigs generally can be reactivated in three to four weeks.
     The most significant costs for our Domestic Liftboats and International Liftboats segments are the wages paid to crews and the amortization of regulatory drydocking costs. Unlike our Domestic Offshore, International Offshore and Inland segments, a significant portion of the expenses incurred with operating each liftboat are paid for or reimbursed by the customer under contractual terms and prices. This includes catering, fuel, oil, rental equipment, crane overtime and other items. We record reimbursements from customers as revenue and the related expenses as operating costs. Our liftboats are required to undergo regulatory inspections every year and to be drydocked two times every five years; the drydocking expenses and length of time in drydock vary depending on the condition of the vessel. All costs associated with regulatory inspections, including related drydocking costs, are deferred and amortized over a period of twelve months.
RECENT DEVELOPMENTS
Investment
     In January 2011, we paid $10 million to purchase 5.0 million shares, an investment in approximately eight percent of the total outstanding equity of a new entity incorporated in Luxembourg, Discovery Offshore S.A. (“Discovery Offshore”), which investment was used by Discovery Offshore towards funding the down payments on two new-build ultra high specification harsh environment jackup drilling rigs (the “Rigs”). The Rigs, Keppel FELS “Super A” design, are being constructed by Keppel FELS in its Singapore shipyard and have a maximum water depth rating of 400 feet, two million pound hook load capacity, and are capable of drilling up to 35,000 feet deep. The two Rigs are expected to be delivered in the second and fourth quarter of 2013, respectively. Discovery Offshore also holds options to purchase two additional rigs of the same specifications, which must be exercised by the third and fourth quarter of 2011, with delivery dates expected in the second quarter and fourth quarter of 2014, respectively.
     We also executed a construction management agreement (the “Construction Management Agreement”) and a services agreement (the “Services Agreement”) with Discovery Offshore with respect to each of the Rigs. Under the Construction Management Agreement, we will plan, supervise and manage the construction and commissioning of the Rigs in exchange for a fixed fee of $7.0 million per Rig, which we received in February 2011. Pursuant to the terms of the Services Agreement, we will market, manage, crew and operate the Rigs and any other rigs that Discovery Offshore subsequently acquires or controls, in exchange for a fixed daily fee of $6,000 per Rig plus five percent of Rig-based EBITDA (EBITDA excluding SG&A expense) generated per day per Rig, which commences once the Rigs are completed and operating. Under the Services Agreement, Discovery Offshore will be responsible for operational and capital expenses for the Rigs. We are entitled to a minimum fee of $5 million per Rig in the event Discovery Offshore terminates a Services Agreement in the absence of a breach of contract by Hercules Offshore.
     In addition to the $10 million investment, we received 500,000 additional shares worth $1.0 million to cover our costs incurred and efforts expended in forming Discovery Offshore. We were issued warrants to purchase up to 5.0 million additional shares of Discovery Offshore stock at a strike price equivalent to $2.00 which is exercisable in the event that the Discovery stock price reaches an average equal to or higher than 23 Norwegian Kroner per share, which approximated $4.00 per share as of March 3, 2011, for 30 consecutive trading days. We have no other financial obligations or commitments with respect to the Rigs or our ownership in Discovery Offshore. Two of our officers are on the Board of Directors of Discovery Offshore.
Alliance Agreement
     In January 2011, we entered into an agreement with China Oilfield Services Limited (“COSL”) whereby we will market and operate a Friede & Goldman JU2000E jackup drilling rig with a maximum water depth of 400 feet. The agreement is limited to a specified opportunity in Angola.
Asset Purchase Agreement
     In February 2011, we entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Seahawk Drilling, Inc. and certain of its subsidiaries (“Seahawk”), pursuant to which Seahawk agreed to sell us 20 jackup rigs and related assets, accounts receivable and cash and certain Seahawk liabilities in a transaction pursuant to Section 363 of the U.S. Bankruptcy Code. In connection with the Asset Purchase Agreement, Seahawk filed voluntary Chapter 11 petitions before the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.
     The purchase consideration is approximately $105 million (the “Consideration”), as valued at the date of the Asset Purchase Agreement, preliminarily consisting of $25.0 million in cash plus 22.3 million shares of our common stock, par value $0.01 per share (the “Stock Consideration”), subject to adjustment as further described. The cash consideration is subject to increase at the request of Seahawk up to an additional $20.0 million, if required for the purpose of paying Seahawk’s debt, and if the cash consideration is increased, the number of shares comprising the Stock Consideration shall be reduced by an amount equal to such increase, divided by $3.36. In addition, the Consideration is subject to certain other adjustments, including a working capital adjustment.
     Our Board of Directors, and our lenders through the 2011 Credit Amendment, have approved the transaction. Closing of the transaction remains subject to bankruptcy court approval as well as regulatory approvals and other customary conditions. Assuming such conditions are achieved, the transaction is expected to close during the second quarter of 2011.
Credit Agreement Amendment
     In March 2011, we amended our Credit Agreement for our term loan and revolving credit facility (See the information set forth under the caption “Cash Requirements and Contractual Obligations” in Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources).
RESULTS OF OPERATIONS
     Generally, domestic drilling industry conditions were mixed in 2010. While first half 2010 activity levels rebounded from the lows experienced in late 2009, second half 2010 activity was negatively impacted by the new regulations in the wake of the Macondo well blowout incident for offshore drilling imposed by BOEMRE, which resulted in our customers experiencing significant delays in obtaining necessary permits to operate in the U.S. Gulf of Mexico. Conversely, our Domestic Liftboat and Delta Towing segments realized increased activity levels due to our response to the clean up efforts related to the Macondo well blowout incident.
     From an international perspective, our International Offshore segment experienced lower demand and increased jackup supply in 2010 as compared to 2009, which contributed to fewer operating days in 2010. However, our International Liftboats segment benefited from increased dayrates and significantly higher operating days in 2010 as compared to 2009.
     Our domestic liftboat operations generally are affected by the seasonal weather patterns in the U.S. Gulf of Mexico. These seasonal patterns may result in increased operations in the spring, summer and fall periods and a decrease in the winter months. The rainy weather, tropical storms, hurricanes and other storms prevalent in the U.S. Gulf of Mexico during the year affect our domestic liftboat operations. During such severe storms, our liftboats typically leave location and cease to earn a full dayrate. Under U.S. Coast Guard guidelines, the liftboats cannot return to work until the weather improves and seas are less than five feet. Demand for our domestic rigs may decline during hurricane season, which is generally considered June 1 through November 30, as our customers may reduce drilling activity. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control.

     The following table sets forth financial information by operating segment and other selected information for the periods indicated:

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Domestic Offshore:
Number of rigs (as of end of period)	25	24	27
Revenue	$124,063	$140,889	$382,358
Operating expenses	147,715	175,473	227,884
Impairment of goodwill	—	—	507,194
Impairment of property and equipment	84,744	—	174,613
Depreciation and amortization expense	68,335	60,775	66,850
General and administrative expenses	5,663	6,496	4,673

Operating loss	$(182,394)	$(101,855)	$(598,856)

International Offshore:
Number of rigs (as of end of period)	9	10	12
Revenue	$291,516	$393,797	$327,983
Operating expenses	130,460	169,418	147,899
Impairment of goodwill	—	—	150,886
Impairment of property and equipment	37,973	26,882	—
Depreciation and amortization expense	58,275	63,808	37,865
General and administrative expenses	7,930	35,694	2,980

Operating income (loss)	$56,878	$97,995	$(11,647)

Inland:
Number of barges (as of end of period)	17	17	27
Revenue	$21,922	$19,794	$162,487
Operating expenses	27,702	44,593	125,656
Impairment of goodwill	—	—	205,474
Impairment of property and equipment	—	—	202,055
Depreciation and amortization expense	23,516	32,465	43,107
General and administrative expenses	(1,420)	1,831	8,347

Operating loss	$(27,876)	$(59,095)	$(422,152)

Domestic Liftboats:
Number of liftboats (as of end of period)	41	41	45
Revenue	$70,710	$75,584	$94,755
Operating expenses	42,073	48,738	54,474
Depreciation and amortization expense	14,698	20,267	21,317
General and administrative expenses	1,850	2,039	2,386

Operating income	$12,089	$4,540	$16,578

International Liftboats:
Number of liftboats (as of end of period)	24	24	20
Revenue	$116,616	$88,537	$85,896
Operating expenses	55,879	48,240	39,122
Depreciation and amortization expense	17,711	12,880	9,912
General and administrative expenses	5,815	4,990	5,990

Operating income	$37,211	$22,427	$30,872

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Total Company:
Revenue	$624,827	$718,601	$1,053,479
Operating expenses	403,829	486,462	595,035
Impairment of goodwill	—	—	863,554
Impairment of property and equipment	122,717	26,882	376,668
Depreciation and amortization expense	185,712	193,504	181,968
General and administrative expenses	55,996	91,222	77,102

Operating loss	(143,427)	(79,469)	(1,040,848)
Interest expense	(80,482)	(75,431)	(61,671)
Expense of credit agreement fees	—	(15,073)	—
Gain on early retirement of debt, net	—	12,157	26,345
Other, net	3,876	3,955	3,267

Loss before income taxes	(220,033)	(153,861)	(1,072,907)
Income tax benefit	87,940	72,814	75,014

Loss from continuing operations	(132,093)	(81,047)	(997,893)
Loss from discontinued operations, net of taxes	(2,501)	(10,687)	(85,497)

Net loss	$(134,594)	$(91,734)	$(1,083,390)

     The following table sets forth selected operational data by operating segment for the periods indicated:

	Year Ended December 31, 2010
					Average
				Average	Operating
	Operating	Available		Revenue	Expense
	Days	Days	Utilization (1)	per Day (2)	per Day (3)
Domestic Offshore	3,321	4,086	81.3%	$37,357	$36,151
International Offshore	2,106	3,344	63.0%	138,422	39,013
Inland	986	1,095	90.0%	22,233	25,299
Domestic Liftboats	9,641	13,870	69.5%	7,334	3,033
International Liftboats	5,100	8,546	59.7%	22,866	6,539

	Year Ended December 31, 2009
					Average
				Average	Operating
	Operating	Available		Revenue	Expense
	Days	Days	Utilization (1)	per Day (2)	per Day (3)
Domestic Offshore	2,676	4,544	58.9%	$52,649	$38,616
International Offshore	3,100	3,714	83.5%	127,031	45,616
Inland	651	1,578	41.3%	30,406	28,259
Domestic Liftboats	9,535	14,804	64.4%	7,927	3,292
International Liftboats	4,293	7,209	59.6%	20,624	6,692

	Year Ended December 31, 2008
					Average
				Average	Operating
	Operating	Available		Revenue	Expense
	Days	Days	Utilization (1)	per Day (2)	per Day (3)
Domestic Offshore	5,907	8,166	72.3%	$64,730	$27,906
International Offshore	2,753	3,005	91.6%	119,137	49,218
Inland	4,048	5,885	68.8%	40,140	21,352
Domestic Liftboats	10,343	15,785	65.5%	9,161	3,451
International Liftboats	5,028	6,501	77.3%	17,084	6,018

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $14.7 million, $16.3 million and $11.6 million related to amortization of deferred mobilization revenue and contract specific capital expenditures reimbursed by the customer for the years ended December 31, 2010, 2009 and 2008, respectively.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.
2010 Compared to 2009
Revenue
     Consolidated. Total revenue for 2010 was $624.8 million compared with $718.6 million for 2009, a decrease of $93.8 million, or 13%. This decrease is further described below.
     Domestic Offshore. Revenue for our Domestic Offshore segment was $124.1 million for 2010 compared with $140.9 million for 2009, a decrease of $16.8 million, or 12%. This decrease resulted primarily from a 29% decline in average dayrates which contributed to an approximate $41 million decrease during 2010 as compared to 2009. Partially offsetting this decrease was an increase in operating days to 3,321 days during 2010 from 2,676 days during 2009, which contributed to an approximate $24 million increase in revenue. Average utilization was 81.3% in 2010 compared with 58.9% in 2009.
     International Offshore. Revenue for our International Offshore segment was $291.5 million for 2010 compared with $393.8 million for 2009, a decrease of $102.3 million, or 26%. Approximately $26 million of this decrease related to Hercules 156 and Hercules 170, which did not work in 2010, approximately $55 million was associated with a decline in revenue from mobilizing Hercules 205 and Hercules 206 to the U.S. Gulf of Mexico, and approximately $27 million related to Hercules 185 not meeting revenue recognition criteria in 2010. Partially offsetting these decreases was an approximate $8 million increase for Hercules 260 primarily due to downtime in 2009 for leg repairs.
     Inland. Revenue for our Inland segment was $21.9 million for 2010 compared with $19.8 million for 2009, an increase of $2.1 million, or 11%. This increase resulted from a 51% increase in operating days, 986 in 2010 compared to 651 in 2009, which contributed to an approximate $7 million increase in revenue. Partially offsetting this increase, average dayrates declined 27% which contributed to an approximate $5 million decrease in revenue.
     Domestic Liftboats. Revenue for our Domestic Liftboats segment was $70.7 million for 2010 compared with $75.6 million in 2009, a decrease of $4.9 million, or 6%. Approximately $8 million of this decrease resulted from the transfer of four vessels to West Africa in the fourth quarter of 2009, offset in part by increased operating days for the remaining vessels. Operating days increased slightly to 9,641 days during 2010 as compared to 9,535 days during 2009 due in part to increased activity associated with the Macondo well blowout incident remediation efforts, largely offset by the impact of the transfer of four vessels. Average revenue per vessel per day was $7,334 in 2010 compared with $7,927 in 2009, a decrease of $593 per day due to both weaker dayrates on our smaller class vessels and a shift in the mix of vessel class as we mobilized four larger class vessels to West Africa in the fourth quarter of 2009.
     International Liftboats. Revenue for our International Liftboats segment was $116.6 million for 2010 compared with $88.5 million in 2009, an increase of $28.1 million, or 32%. Approximately $34 million of this increase resulted from the transfer of four vessels from the U.S. Gulf of Mexico. Average revenue per liftboat per day increased to $22,866 in 2010 compared with $20,624 in 2009 and operating days increased to 5,100 days in 2010 as compared to 4,293 in 2009.
Operating Expenses
     Consolidated. Total operating expenses for 2010 were $403.8 million compared with $486.5 million in 2009, a decrease of $82.6 million, or 17%. This decrease is further described below.
     Domestic Offshore. Operating expenses for our Domestic Offshore segment were $147.7 million in 2010 compared with $175.5 million in 2009, a decrease of $27.8 million, or 16%. The decrease was driven in part by 458 fewer available days during 2010 as compared to 2009, or a 10% decline, due to our cold stacking of rigs. Our cold stacking resulted in a reduction to our labor, repairs and maintenance, and workers’ compensation expenses. Additionally, 2010 includes gains totaling $10.2 million for the sale of Hercules 155, Hercules 191 and Hercules 255. Partially offsetting these decreases are increases in insurance costs and equipment rentals of $5.1 million, accrued sales and use tax expense of approximately $3.0 million related to a multi-year state sales and use tax audit as well as a gain of $6.3 million in 2009 for an insurance settlement related to hurricane damage. Average operating expenses per rig per day were $36,151 in 2010 compared with $38,616 in 2009.
     International Offshore. Operating expenses for our International Offshore segment were $130.5 million in 2010 compared with $169.4 million in 2009, a decrease of $39.0 million, or 23%. Hercules 170 was in warm stack during all of 2010 which contributed to a decrease of $7.5 million, and Hercules 205 and Hercules 206 were transferred to the Domestic Offshore segment in the first quarter of 2010 and fourth quarter of 2009, respectively, which contributed to a decrease of $19.8 million. Additionally, Hercules 185 was on stand-by in 2010, but operated a portion of 2009 which contributed to a decrease of $8.8 million. In addition, 2009 included a charge of $4.8 million associated with a customer in our International Offshore segment ($7.3 million to fully impair the related deferred mobilization and contract preparation costs, partially offset by a $2.5 million reduction in previously accrued contract related operating costs that are not expected to be settled if the receivable is not collected). Average operating expenses per rig per day were $39,013 in 2010 compared with $45,616 in 2009.
     Inland. Operating expenses for our Inland segment were $27.7 million in 2010 compared with $44.6 million in 2009, a decrease of $16.9 million, or 38%. Our cold stacking of barges reduced our available days from 1,578 in 2009 to 1,095 in 2010. This reduction in available days coupled with the reduction in our labor force significantly reduced the segment’s variable operating costs. In addition, 2010 includes a $3.1 million gain on the sale of eight of our retired barges, while 2009 includes a $0.6 million gain of the sale of two of our retired barges. These decreases are partially offset by accrued sales and use tax expense of approximately $3.0 million related to a multi-year state sales and use tax audit. Average operating expenses per rig per day were $25,299 in 2010 compared with $28,259 in 2009.
     Domestic Liftboats. Operating expenses for our Domestic Liftboats segment were $42.1 million in 2010 compared with $48.7 million in 2009, a decrease of $6.7 million, or 14%. The transfer of four vessels to our International Liftboats segment contributed $3.3 million to this decrease. In addition, labor costs decreased $2.4 million. Available days declined to 13,870 in 2010 from 14,804 in 2009 due to the transfer of four vessels to our International Liftboats segment in the fourth quarter of 2009. Average operating expenses per vessel per day decreased to $3,033 per day during 2010 from $3,292 per day during 2009.
     International Liftboats. Operating expenses for our International Liftboats segment were $55.9 million for 2010 compared with $48.2 million in 2009, an increase of $7.6 million, or 16%. The transfer of four vessels from our Domestic Liftboats segment in the fourth quarter of 2009 contributed $4.1 million to this increase. In addition, higher expenses for equipment rentals and certain regulatory fees contributed to an increase of $2.2 million. Available days increased to 8,546 in 2010 from 7,209 in 2009 largely related to the transfer of four vessels. Average operating expenses per vessel per day decreased to $6,539 per day during 2010 from $6,692 per day during 2009.
Impairment of Property and Equipment
     In the year ended December 31, 2010, we incurred $122.7 million of impairment charges related to certain property and equipment on our Domestic Offshore and International Offshore segments, the impact of which by segment was $84.7 million and $38.0 million, respectively. In June 2009, we entered into an agreement to sell Hercules 110, which was cold stacked in Trinidad, and incurred a $26.9 million impairment charge to write-down the rig to its fair value less costs to sell.
Depreciation and Amortization
     Depreciation and amortization expense in 2010 was $185.7 million compared with $193.5 million in 2009, a decrease of $7.8 million, or 4%. This decrease resulted primarily from lower amortization of our international contract values and drydocking costs, which contributed a decrease of $3.4 million and $2.4 million, respectively, as well as reduced depreciation due to asset sales and certain assets being fully depreciated, which contributed a decrease of approximately $10 million. These decreases were partially offset by the impact of capital additions which contributed to an approximate $8 million increase.
General and Administrative Expenses
     General and administrative expenses in 2010 were $56.0 million compared with $91.2 million in 2009, a decrease of $35.2 million, or 39%. This decrease relates primarily to a $26.8 million allowance for doubtful accounts receivable that was recorded in

2009 related to a customer in our International Offshore segment. In addition, labor costs decreased in 2010 as compared to 2009 driven in part by an adjustment of approximately $2.8 million to stock-based compensation expense due to a revision of our estimated forfeiture rate during 2010 as well as the impact of headcount reductions.
Interest Expense
     Interest expense increased $5.1 million, or 7%. This increase was related to interest expense incurred on our 10.5% Senior Secured Notes issued in October 2009, partially offset by lower interest on our term loan as the increase in interest rates after the 2009 Credit Amendment were offset by lower debt balances due to the early retirement of a portion of our term loan in the third and fourth quarters of 2009. In addition, interest expense decreased on our 3.375% Convertible Senior Notes due to our second quarter 2009 retirements.
Expense of Credit Agreement Fees
     During 2009, we amended our Credit Agreement and repaid and terminated a portion of our credit facility. In doing so, we recorded the write-off of certain deferred debt issuance costs and certain fees directly related to these activities totaling $15.1 million.
Gain on Early Retirement of Debt, Net
     Gain on early retirement of debt, net was $12.2 million in 2009. During 2009, we retired a portion of our term loan facility and wrote off $1.6 million in associated unamortized issuance costs. In addition, in 2009 we retired $65.8 million aggregate principal amount of the 3.375% Convertible Senior Notes for cash and equity consideration of approximately $40.1 million, resulting in a gain of $13.7 million, net of an associated write-off of a portion of our unamortized issuance costs.
Income Tax Benefit
     Income tax benefit was $87.9 million on pre-tax loss of $220.0 million during 2010, compared to a benefit of $72.8 million on pre-tax loss of $153.9 million for 2009. The effective tax rate decreased to a tax benefit of 40.0% during 2010 as compared to a tax benefit of 47.3% during 2009. The decrease in tax benefit for 2010 results from a higher tax charge associated with a deemed repatriation of foreign earnings and a reduction in state income tax benefits, partially offset by reduced foreign tax cost when compared to 2009.
Discontinued Operations
     We had a loss from discontinued operations of $2.5 million during 2010 compared to a loss from discontinued operations of $10.7 million during 2009, a decrease of $8.2 million or 77%. The decrease is primarily related to an increase in revenue of $8.4 million, or 35% for the discontinued operations of our Delta Towing segment. The discontinued operations of our Delta Towing segment had increased operating days during 2010 as compared to 2009, due in part to activity associated with the Macondo well blowout incident remediation efforts, which contributed to an approximate $16 million increase in revenue. This increase was partially offset by the impact of a decrease in average vessel dayrates during 2010 as compared to 2009, which contributed to an approximate $7 million decrease in revenue.
2009 Compared to 2008
Revenue
     Consolidated. Total revenue for 2009 was $718.6 million compared with $1,053.5 million for 2008, a decrease of $334.9 million, or 31.8%. This decrease is further described below.
     Domestic Offshore. Revenue for our Domestic Offshore segment was $140.9 million for 2009 compared with $382.4 million for 2008, a decrease of $241.5 million, or 63.2%. This decline resulted from decreased operating days from 5,907 in 2008 to 2,676 in 2009 primarily due to an overall decrease in demand and our cold stacking of rigs, which contributed $170.1 million of the decrease, and lower average dayrates which contributed $71.4 million of the decrease. Average utilization was 58.9% in 2009 compared with 72.3% in 2008.
     International Offshore. Revenue for our International Offshore segment was $393.8 million for 2009 compared with $328.0 million for 2008, an increase of $65.8 million, or 20.1%. Approximately $154 million of this increase was due to increased operating days as a result of the commencement of the Hercules 260 in late April 2008, Hercules 258 in June 2008, Hercules 208 in August 2008, Hercules 261 in December 2008 and Hercules 262 in January 2009. These favorable increases were partially offset by a decrease of approximately $76 million related to the Hercules 156 and Hercules 170 being in warm stack, Hercules 206 being transferred to Domestic Offshore for cold stack in the fourth quarter of 2009 and Hercules 110 in cold stack during 2009 until the date of sale, and a lower average dayrate realized on Hercules 205. In addition, the Hercules 185 contributed to an approximate $14 million decrease as it was in the shipyard for an upgrade for a portion of 2009. Average revenue per rig per day increased to $127,031 in 2009 from $119,137 in 2008 due primarily to higher average dayrates earned on Hercules 261 and Hercules 208 for a more significant portion of 2009 as well as the commencement of the Hercules 262 in January 2009, partially offset by lower average dayrates earned on Hercules 205 and Hercules 206, and Hercules 156 in warm stack a majority of the year as well as Hercules 185 which operated at a higher dayrate, but for fewer operating days.
     Inland. Revenue for our Inland segment was $19.8 million for 2009 compared with $162.5 million for 2008, a decrease of $142.7 million, or 87.8% as a result of an industry-wide decline in drilling in the transition zones. This decrease resulted primarily from decreased operating days, 651 in 2009 compared to 4,048 in 2008, an 83.9% decrease. Available days declined 73.2% during 2009 as compared to 2008 due to our cold stacking plan. Furthermore, average utilization was 41.3% on fewer available days in 2009 compared with 68.8% in 2008 as demand in the segment declined.
     Domestic Liftboats. Revenue for our Domestic Liftboats segment was $75.6 million for 2009 compared with $94.8 million in 2008, a decrease of $19.2 million, or 20.2%. This decrease resulted primarily from lower average dayrates, which contributed $12.8 million of the decrease, as well as a $6.4 million decrease due to fewer operating days in 2009. Average revenue per vessel per day was $7,927 in 2009 compared with $9,161 in 2008, a decrease of $1,234 per day due primarily to lower dayrates in all vessel classes with a slight decrease due to mix of vessel class.
     International Liftboats. Revenue for our International Liftboats segment was $88.5 million for 2009 compared with $85.9 million in 2008, an increase of $2.6 million, or 3.1%. This increase resulted from higher average dayrates, which contributed $17.8 million of the increase, significantly offset by fewer operating days, which contributed a $15.2 million decrease. The higher average dayrate was due to increased operating days on our larger class vessels, which have higher dayrates and lower utilization on the smaller class vessels which have lower dayrates.
Operating Expenses
     Consolidated. Total operating expenses for 2009 were $486.5 million compared with $595.0 million in 2008, a decrease of $108.6 million, or 18%. This decrease is further described below.
     Domestic Offshore. Operating expenses for our Domestic Offshore segment were $175.5 million in 2009 compared with $227.9 million in 2008, a decrease of $52.4 million, or 23.0%. The decrease was driven primarily by lower labor, catering, repairs and maintenance, and insurance expenses primarily as a result of our cold stacking of rigs. Available days decreased to 4,544 in 2009 from 8,166 in 2008 due to our cold stacking of rigs. Average operating expenses per rig per day were $38,616 in 2009 compared with $27,906 in 2008 due in part to shore based support and cold stacked rig costs being allocated over fewer available days.
     International Offshore. Operating expenses for our International Offshore segment were $169.4 million in 2009 compared with $147.9 million in 2008, an increase of $21.5 million, or 14.5%. Available days increased to 3,714 in 2009 from 3,005 in 2008. Average operating expenses per rig per day were $45,616 in 2009 compared with $49,218 in 2008. This decrease related primarily to the Hercules 156 and Hercules 170 being in warm stack during a portion of 2009 and the initial start-up costs incurred during 2008 related to our India and Malaysia operations, partially offset by an increase due to the commencement of Hercules 261 and Hercules 262 in December 2008 and January 2009, respectively.
     Inland. Operating expenses for our Inland segment were $44.6 million in 2009 compared with $125.7 million in 2008, a decrease of $81.1 million, or 64.5%. By mid 2009, fourteen of our seventeen barges were cold stacked which significantly reduced the segment’s variable operating costs. Average operating expenses per rig per day were $28,259 in 2009 compared with $21,352 in 2008. The increase in cost per day was driven primarily by costs associated with shore based support and cold stacked barges being allocated over fewer available days.
     Domestic Liftboats. Operating expenses for our Domestic Liftboats segment were $48.7 million in 2009 compared with $54.5 million in 2008, a decrease of $5.7 million, or 10.5% due primarily to lower labor expense, fuel and oil and insurance costs. Available days decreased to 14,804 in 2009 from 15,785 in 2008 due to four vessels that were transferred to our International Liftboats Segment, these four vessels were not marketed during the third quarter 2009 in preparation of their mobilization to our International Liftboats Segment in the fourth quarter of 2009, and due to the cold stacking of several liftboats during 2009 that were available in 2008. Average operating expenses per vessel per day had a slight decrease to $3,292 per day during 2009 from $3,451 per day during 2008.

     International Liftboats. Operating expenses for our International Liftboats segment were $48.2 million for 2009 compared with $39.1 million in 2008, an increase of $9.1 million, or 23.3%. Available days increased to 7,209 in 2009 from 6,501 in 2008 largely related to the current year availability of the Whale Shark and Amberjack, which were transferred to our International Liftboats segment from the Domestic Liftboats segment during 2008. Average operating expenses per liftboat per day were $6,692 in 2009 compared with $6,018 in 2008 due to higher repairs and maintenance expenses and costs associated with transferring and preparing the four domestic vessels to work in West Africa.
Impairment of Property and Equipment
     Impairment of property and equipment in 2009 was $26.9 million compared with $376.7 million in 2008. The 2008 impairment charges of $376.7 million related to certain property and equipment on our Domestic Offshore and Inland segments in 2008. In June 2009, we entered into an agreement to sell Hercules 110, which was cold stacked in Trinidad, and incurred a $26.9 million impairment charge to write-down the rig to its fair value less costs to sell.
Depreciation and Amortization
     Depreciation and amortization expense in 2009 was $193.5 million compared with $182.0 million in 2008, an increase of $11.5 million, or 6.3%. This increase resulted primarily from additional depreciation related to the commencement of Hercules 260 in late April 2008, Hercules 350 in June 2008, Hercules 208 in August 2008, Hercules 261 in December 2008 and Hercules 262 in January 2009. These increases are partially offset by reduced depreciation due to the impairment of certain rigs, barges and related equipment in the fourth quarter of 2008 and lower amortization of our international contract values.
General and Administrative Expenses
     General and administrative expenses in 2009 were $91.2 million compared with $77.1 million in 2008, an increase of $14.1 million, or 18.3%. This increase relates primarily to an allowance for doubtful accounts receivable of $30.8 million, net, of which approximately $26.8 million as of December 31, 2009, related to a customer in its International Offshore segment, partially offset by the cost reduction initiatives implemented in late 2008 and in 2009 in response to the significant decline in activity in several of our business segments. In addition, 2008 included $6.0 million in executive severance related costs.
Interest Expense
     Interest expense increased $13.8 million, or 22.3%. This increase was primarily related to the higher interest capitalized in 2008 and interest expense incurred on our 10.5% Senior Secured Notes issued in October 2009. In addition, the increase in interest rates after the 2009 Credit Amendment were offset by lower debt balances due to the early retirement of a portion of our term loan.
Expense of Credit Agreement Fees
     During 2009, we amended our Credit Agreement and repaid and terminated a portion of our credit facility. In doing so, we recorded the write-off of certain deferred debt issuance costs and certain fees directly related to these activities totaling $15.1 million.
Gain (Loss) on Early Retirement of Debt, Net
Gain on early retirement of debt, net was $12.2 million in 2009 compared with $26.3 million in 2008, a decrease of $14.2 million or 53.9%. During 2009, we retired a portion of our term loan facility and wrote off $1.6 million in associated unamortized issuance costs. In addition, in 2009 we retired $65.8 million aggregate principal amount of the 3.375% Convertible Senior Notes for cash and equity consideration of approximately $40.1 million, resulting in a gain of $13.7 million, net of an associated write-off of a portion of our unamortized issuance costs. In 2008, the gain on early retirement of debt in the amount of $26.3 million related to the December 2008 redemption of $73.2 million accreted principal amount ($88.2 million aggregate principal amount) of the 3.375% Convertible Senior Notes for a cost of $44.8 million, net of the related write off of $2.1 million of unamortized issuance costs.
Other Income
     Other income in 2009 was $4.0 million compared with $3.3 million in 2008, an increase of $0.7 million or 21.1%. This increase is primarily due to foreign currency exchange gains, partially offset by lower interest income.
Income Tax Benefit
     Income tax benefit was $72.8 million on pre-tax loss of $153.9 million during 2009, compared to a benefit of $75.0 million on pre-tax loss of $1,072.9 million for 2008. The effective tax rate changed to a tax benefit of 47.3% in 2009 from a tax benefit of 7.0% in 2008. The change in the effective tax rate is due to the non-deductible goodwill impairment in 2008 as well as a state tax benefit of

$13.4 million based on prior year state tax audits concluded in the fourth quarter of 2009 and a federal tax benefit of $2.5 million based on recent court cases related to alternative minimum tax positions.
Discontinued Operations
     We had a loss from discontinued operations of $10.7 million during 2009 compared to a loss from discontinued operations of $85.5 million during 2008, a decrease of $74.8 million or 88%. This decrease is primarily due to an impairment of goodwill charge for Delta Towing of $86.7 million during 2008.
Non-GAAP Financial Measures
     Regulation G, General Rules Regarding Disclosure of Non-GAAP Financial Measures and other SEC regulations define and prescribe the conditions for use of certain Non-Generally Accepted Accounting Principles (“Non-GAAP”) financial measures. We use various Non-GAAP financial measures such as adjusted operating income (loss), adjusted income (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, EBITDA and Adjusted EBITDA. EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. We believe that in addition to GAAP based financial information, Non-GAAP amounts are meaningful disclosures for the following reasons: (i) each are components of the measures used by our board of directors and management team to evaluate and analyze our operating performance and historical trends, (ii) each are components of the measures used by our management team to make day-to-day operating decisions, (iii) the Credit Agreement contains covenants that require us to maintain a total leverage ratio and a consolidated fixed charge coverage ratio, which contain Non-GAAP adjustments as components, (iv) each are components of the measures used by our management to facilitate internal comparisons to competitors’ results and the shallow-water drilling and marine services industry in general, (v) results excluding certain costs and expenses provide useful information for the understanding of the ongoing operations without the impact of significant special items, and (vi) the payment of certain bonuses to members of our management is contingent upon, among other things, the satisfaction by the Company of financial targets, which may contain Non-GAAP measures as components. We acknowledge that there are limitations when using Non-GAAP measures. The measures below are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. In addition, the EBITDA and Adjusted EBITDA amounts presented in the following table should not be used for covenant compliance purposes as these amounts could differ materially from the amounts ultimately calculated under our Credit Agreement. Because all companies do not use identical calculations, the amounts below may not be comparable to other similarly titled measures of other companies.

     The following tables present a reconciliation of the GAAP financial measures to the corresponding adjusted financial measures (in thousands, except per share amounts):

	For the Years Ended December 31,
	2010	2009	2008
Operating Loss	$(143,427)	$(79,469)	$(1,040,848)
Adjustments:
Property and equipment impairment	122,717	26,882	376,668
Goodwill impairment	—	—	863,554
Executive separation and benefit related charges	—	—	6,019

Total adjustments	122,717	26,882	1,246,241

Adjusted Operating Income (Loss)	$(20,710)	$(52,587)	$205,393

Loss from Continuing Operations	$(132,093)	$(81,047)	$(997,893)
Adjustments:
Property and equipment impairment	122,717	26,882	376,668
Goodwill impairment	—	—	863,554
Executive separation and benefit related charges	—	—	6,019
Gain on early retirement of debt, net	—	(12,157)	(26,345)
Expense of credit agreement fees	—	15,073	—
Tax impact of adjustments	(42,959)	(14,799)	(132,824)

Total adjustments	79,758	14,999	1,087,072

Adjusted Income (Loss) from Continuing Operations	$(52,335)	$(66,048)	$89,179

Diluted Loss per Share from Continuing Operations	$(1.15)	$(0.83)	$(11.29)
Adjustments:
Property and equipment impairment	1.07	0.28	4.26
Goodwill impairment	—	—	9.77
Executive separation and benefit related charges	—	—	0.07
Gain on early retirement of debt, net	—	(0.13)	(0.30)
Expense of credit agreement fees	—	0.16	—
Tax impact of adjustments	(0.38)	(0.16)	(1.50)

Total adjustments	0.69	0.15	12.30

Adjusted Diluted Earnings (Loss) per Share from Continuing Operations	$(0.46)	$(0.68)	$1.01

Loss from Continuing Operations	$(132,093)	$(81,047)	$(997,893)
Interest expense	80,482	75,431	61,671
Income tax benefit	(87,940)	(72,814)	(75,014)
Depreciation and amortization	185,712	193,504	181,968

EBITDA	46,161	115,074	(829,268)

Adjustments:
Property and equipment impairment	122,717	26,882	376,668
Goodwill impairment	—	—	863,554
Executive separation and benefit related charges	—	—	6,019
Gain on early retirement of debt, net	—	(12,157)	(26,345)
Expense of credit agreement fees	—	15,073	—

Total adjustments	122,717	29,798	1,219,896

Adjusted EBITDA	$168,878	$144,872	$390,628

Critical Accounting Policies
     Critical accounting policies are those that are important to our results of operations, financial condition and cash flows and require management’s most difficult, subjective or complex judgments. Different amounts would be reported under alternative assumptions. We have evaluated the accounting policies used in the preparation of the consolidated financial statements and related notes appearing elsewhere in this annual report. We apply those accounting policies that we believe best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the United States. We believe that our policies are generally consistent with those used by other companies in our industry. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
     We periodically update the estimates used in the preparation of the financial statements based on our latest assessment of the current and projected business and general economic environment. During recent periods, there has been substantial volatility and a decline in natural gas prices. This decline may adversely impact the business of our customers, and in turn our business. This could result in changes to estimates used in preparing our financial statements, including the assessment of certain of our assets for impairment. Our significant accounting policies are summarized in Note 1 to our consolidated financial statements. We believe that our more critical accounting policies include those related to property and equipment, revenue recognition, income tax, allowance for doubtful accounts, deferred charges, stock-based compensation, cash and cash equivalents and intangible assets. Inherent in such policies are certain key assumptions and estimates.
Cash and Cash Equivalents
     Cash and cash equivalents include cash on hand, demand deposits with banks and all highly liquid investments with original maturities of three months or less.
Property and Equipment
     Property and equipment represents 82% of our total assets as of December 31, 2010. Property and equipment is stated at cost, less accumulated depreciation. Expenditures that substantially increase the useful lives of our assets are capitalized and depreciated, while routine expenditures for repairs and maintenance items are expensed as incurred, except for expenditures for drydocking our liftboats. Drydock costs are capitalized at cost as Other Assets, Net on the Consolidated Balance Sheets and amortized on the straight-line method over a period of 12 months (see “Deferred Charges”). Depreciation is computed using the straight-line method, after allowing for salvage value where applicable, over the useful life of the asset, which is typically 15 years for our rigs and liftboats. We review our property and equipment for potential impairment when events or changes in circumstances indicate that the carrying value of any asset may not be recoverable or when reclassifications are made between property and equipment and assets held for sale. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a substantial reduction in cash flows associated with the use of the long-lived asset. For property and equipment held for use, the determination of recoverability is made based on the estimated undiscounted future net cash flows of the related asset or group of assets being reviewed. Any actual impairment charge would be recorded using the estimated discounted value of future cash flows. This evaluation requires us to make judgments regarding long-term forecasts of future revenue and costs. In turn these forecasts are uncertain in that they require assumptions about demand for our services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific asset groups and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions.
     Supply and demand are the key drivers of rig and vessel utilization and our ability to contract our rigs and vessels at economical rates. During periods of an oversupply, it is not uncommon for us to have rigs or vessels idled for extended periods of time, which could indicate that an asset group may be impaired. Our rigs and vessels are mobile units, equipped to operate in geographic regions throughout the world and, consequently, we may move rigs and vessels from an oversupplied region to one that is more lucrative and undersupplied when it is economical to do so. As such, our rigs and vessels are considered to be interchangeable within classes or asset groups and accordingly, we perform our impairment evaluation by asset group.
     Our estimates, assumptions and judgments used in the application of our property and equipment accounting policies reflect both historical experience and expectations regarding future industry conditions and operations. Using different estimates, assumptions and judgments, especially those involving the useful lives of our rigs and liftboats and expectations regarding future industry conditions and operations, would result in different carrying values of assets and results of operations. For example, a prolonged downturn in the drilling industry in which utilization and dayrates were significantly reduced could result in an impairment of the carrying value of our assets.
     Useful lives of rigs and vessels are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. We evaluate the remaining useful lives of our rigs and vessels when certain events occur that directly impact our assessment of the remaining useful lives of the rigs and vessels and include changes in operating condition, functional capability and market and economic factors. We also consider major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on the future marketability when assessing the useful lives of individual rigs and vessels.

     When analyzing our assets for impairment, we separate our marketable assets, those assets that are actively marketed and can be warm stacked or cold stacked for short periods of time depending on market conditions, from our non-marketable assets, those assets that have been cold stacked for an extended period of time or those assets that we currently do not reasonably expect to market in the foreseeable future.
     During the fourth quarter 2008, demand for our domestic drilling assets declined dramatically, significantly beyond our expectations. Demand in these segments is driven by underlying commodity prices which fell to levels lower than those seen in several years. The deterioration in these industry conditions in the fourth quarter of 2008 negatively impacted our outlook for 2009 and we responded by cold stacking several additional rigs in 2009. We considered these factors and our change in our outlook as an indicator of impairment and assessed the rig assets of the Inland and Domestic Offshore segments for impairment. Based on an undiscounted cash flow analysis, it was determined that the non-marketable rigs for both segments were impaired. We estimated the value of the discounted cash flows for each segment’s non-marketable rigs and we recorded an impairment charge of $376.7 million for the year ended December 31, 2008. In addition, we analyzed our other segments for impairment as of December 31, 2008 and noted that each segment had adequate undiscounted cash flows to recover their property and equipment carrying values.
     In 2009 we entered into an agreement to sell Hercules 110 and we realized approximately $26.9 million ($13.1 million, net of tax) of impairment charges related to the write-down of the rig to fair value less costs to sell during the second quarter 2009. The sale was completed in August 2009.
     During the fourth quarter 2010, we considered the continued downturn in the drilling industry as an indicator of impairment and assessed our segments for impairment as of December 31, 2010. When analyzing our Domestic Offshore, International Offshore and Delta segments for impairment, we determined five of our domestic jackup rigs, one of our international jackup rigs and several of our Delta Towing assets that had previously been considered marketable, would not be marketed in the foreseeable future and were included in the impairment analysis of non-marketable assets. This determination was based on our current estimate of reactivation costs associated with these assets which, based on current and forecasted near-term dayrates and utilization levels, are economically prohibitive, and the sustained lack of visibility in the issuance of offshore drilling permits in the U.S. Gulf of Mexico. Based on an undiscounted cash flow analysis, it was determined that the non-marketable assets were impaired. We estimated the value of the discounted cash flows for each segment’s non-marketable assets, which included management’s estimate of sales proceeds less costs to sell, and recorded an impairment charge of $125.1 million of which $2.4 million related to our Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statements of Operations for the year ended December 31, 2010. We analyzed our other segments and our marketable assets for impairment as of December 31, 2010 and noted that each segment had adequate undiscounted cash flows to recover its property and equipment carrying values.
Revenue Recognition
     Revenue generated from our contracts is recognized as services are performed, as long as collectability is reasonably assured. Some of our contracts also allow us to recover additional direct costs, including mobilization and demobilization costs, additional labor and additional catering costs. Additionally, some of our contracts allow us to receive fees for contract specific capital improvements to a rig. Under most of our liftboat contracts, we receive a variable rate for reimbursement of costs such as catering, fuel, oil, rental equipment, crane overtime and other items. Revenue for the recovery or reimbursement of these costs is recognized when the costs are incurred except for mobilization revenue and reimbursement for contract specific capital expenditures, which are recognized as services are performed over the term of the related contract.
Income Taxes
     Our provision for income taxes takes into account the differences between the financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date.
     Our net income tax expense or benefit is determined based on the mix of domestic and international pre-tax earnings or losses, respectively, as well as the tax jurisdictions in which we operate. We operate in multiple countries through various legal entities. As a result, we are subject to numerous domestic and foreign tax jurisdictions and are taxed on various bases: income before tax, deemed profits (which is generally determined using a percentage of revenue rather than profits), and withholding taxes based on revenue. The calculation of our tax liabilities involves consideration of uncertainties in the application and interpretation of complex tax regulations in our operating jurisdictions. Changes in tax laws, regulations, agreements and treaties, or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we provide during any given year.

     In March 2007, one of our subsidiaries received an assessment from the Mexican tax authorities related to our operations for the 2004 tax year. This assessment contested our right to certain deductions and also claimed the subsidiary did not remit withholding tax due on certain of these deductions. During 2010, the Company effectively reached a compromise settlement of all issues for 2004 through 2007. The Company paid $11.6 million and reversed (i) previously provided reserves and (ii) an associated tax benefit in the year which totaled $5.8 million.
     Certain of our international rigs are owned or operated, directly or indirectly, by our wholly owned Cayman Islands subsidiaries. Most of the earnings from these subsidiaries are reinvested internationally and remittance to the United States is indefinitely postponed.
Allowance for Doubtful Accounts
     Accounts receivable represents approximately 7.2% of our total assets and 43.7% of our current assets as of December 31, 2010. We continuously monitor our accounts receivable from our customers to identify any collectability issues. An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions and other pertinent factors. Accounts deemed uncollectable are charged to the allowance. We establish an allowance for doubtful accounts based on the actual amount we believe is not collectable. As of December 31, 2010 and 2009, there was $29.8 million and $38.5 million in allowance for doubtful accounts, respectively.
Deferred Charges
     All of our U.S. flagged liftboats are required to undergo regulatory inspections on an annual basis and to be drydocked two times every five years to ensure compliance with U.S. Coast Guard regulations for vessel safety and vessel maintenance standards. Costs associated with these inspections, which generally involve setting the vessels on a drydock, are deferred, and the costs are amortized over a period of 12 months. As of December 31, 2010 and 2009, our net deferred charges related to regulatory inspection costs totaled $5.4 million and $4.8 million, respectively. The amortization of the regulatory inspection costs was reported as part of our depreciation and amortization expense.
Stock-Based Compensation
     We recognize compensation cost for all share-based payments awarded in accordance with Financial Accounting Standards Board (“FASB”) Codification Topic 718, Compensation—Stock Compensation and in accordance with such we record the grant date fair value of share-based payments awarded as compensation expense using a straight-line method over the service period. The fair value of our restricted stock grants is based on the closing price of our common stock on the date of grant. Our estimate of compensation expense requires a number of complex and subjective assumptions and changes to those assumptions could result in different valuations for individual share awards. We estimate the fair value of the options granted using the Trinomial Lattice option pricing model using the following assumptions: expected dividend yield, expected stock price volatility, risk-free interest rate and employee exercise patterns (expected life of the options). We also estimate future forfeitures and related tax effects.
     We are estimating that the cost relating to stock options granted through December 31, 2010 will be $2.6 million over the remaining vesting period of 1.4 years and the cost relating to restricted stock granted through December 31, 2010 will be $2.3 million over the remaining vesting period of 1.2 years; however, due to the uncertainty of the level of share-based payments to be granted in the future, these amounts are estimates and subject to change.

LIQUIDITY AND CAPITAL RESOURCES
Sources and Uses of Cash
     Sources and uses of cash for 2010 and 2009 are as follows (in millions):

	2010	2009
Net Cash Provided by Operating Activities	$24.4	$137.9
Net Cash Provided by (Used in) Investing Activities:
Additions of Property and Equipment	(22.0)	(76.1)
Deferred Drydocking Expenditures	(15.0)	(15.6)
Proceeds from Sale of Assets, Net	23.2	25.8
Insurance Proceeds Received	—	9.1
Increase in Restricted Cash	(7.5)	(3.7)

Total	(21.3)	(60.5)

Net Cash Provided by (Used in) Financing Activities:
Short-term Debt Repayments, Net	—	(2.5)
Long-term Debt Borrowings	—	292.1
Long-term Debt Repayments	(7.7)	(403.6)
Redemption of 3.375% Convertible Senior Notes	—	(6.1)
Common Stock Issuance	—	89.6
Excess Tax Benefit from Stock-Based Arrangements	0.4	5.6
Payment of Debt Issuance Costs	—	(18.1)

Total	(7.3)	(43.0)

Net Increase (Decrease) in Cash and Cash Equivalents	$(4.2)	$34.4

Sources of Liquidity and Financing Arrangements
     Our liquidity is comprised of cash on hand, cash from operations and availability under our revolving credit facility. We also maintain a shelf registration statement covering the future issuance from time to time of various types of securities, including debt and equity securities. If we issue any debt securities off the shelf or otherwise incur debt, we would generally be required to allocate the proceeds of such debt to repay or refinance existing debt. We currently believe we will have adequate liquidity to meet the minimum liquidity requirement under our Credit Agreement that governs our $475.2 million term loan and $140.0 million revolving credit facility and to fund our operations. However, to the extent we do not generate sufficient cash from operations we may need to raise additional funds through debt, equity offerings or the sale of assets. Furthermore, we may need to raise additional funds through debt or equity offerings or asset sales to meet certain covenants under the Credit Agreement, to refinance existing debt or for general corporate purposes. In July 2012, our $140.0 million revolving credit facility matures. To the extent we are unsuccessful in extending the maturity or entering into a new revolving credit facility, our liquidity would be negatively impacted. In June 2013, we may be required to settle our 3.375% Convertible Senior Notes. As of December 31, 2010, the notional amount of these notes outstanding was $95.9 million. Additionally, our term loan matures in July 2013 and currently requires a balloon payment of $464.1 million at maturity. We intend to meet these obligations through one or more of the following: cash flow from operations, asset sales, debt refinancing and future debt or equity offerings.
     Our Credit Agreement imposes various affirmative and negative covenants, including requirements to meet certain financial ratios and tests, which we currently meet. Our failure to comply with such covenants would result in an event of default under the Credit Agreement. Additionally, in order to maintain compliance with our financial covenants, borrowings under our revolving credit facility may be limited to an amount less than the full amount of remaining availability after outstanding letters of credit. An event of default could prevent us from borrowing under the revolving credit facility, which would in turn have a material adverse effect on our available liquidity. Furthermore, an event of default could result in us having to immediately repay all amounts outstanding under the term loan facility, the revolving credit facility, our 10.5% Senior Secured Notes and our 3.375% Convertible Senior Notes and in the foreclosure of liens on our assets.
Cash Requirements and Contractual Obligations
Debt
     Our current debt structure is used to fund our business operations.
     In July 2007, we terminated all prior facilities and entered into a $1,050.0 million credit facility with a syndicate of financial institutions, consisting of a $900.0 million term loan and a $150.0 million revolving credit facility which is governed by the Credit Agreement. In April 2008, we entered into an agreement to increase the revolving credit facility to $250.0 million and in each of July 2009 and March 2011, the terms of the Credit Agreement were amended. The substantial changes to the terms of the Credit Agreement related to the July 2009 and March 2011 amendments are further described:
July 2009 Credit Amendment
     On July 27, 2009, we amended the Credit Agreement (the “2009 Credit Amendment”). A fee of 0.50% was paid to lenders consenting to the 2009 Credit Amendment, based on their total commitment, which approximated $4.8 million.
     The 2009 Credit Amendment reduced the revolving credit facility by $75.0 million to $175.0 million. The commitment fee on the revolving credit facility increased from 0.375% to 1.00% and the letter of credit fee with respect to the undrawn amount of each letter of credit issued under the revolving credit facility increased from 1.75% to 4.00% per annum. Additionally, the 2009 Credit Amendment established a minimum London Interbank Offered Rate (“LIBOR”) of 2.00% for Eurodollar Loans, a minimum rate of 3.00% with respect to Alternative Base Rate (“ABR”) Loans, and increased the margin applicable to Eurodollar Loans and ABR Loans, subject to a grid based on the aggregate principal amount of the term loans outstanding as follows ($ in millions):

Principal Amount Outstanding		Margin Applicable to:
Less than or equal to:	Greater than:	Eurodollar Loans	ABR Loans
$882.00	$684.25	6.50%	5.50%
684.25	484.25	5.00%	4.00%
484.25	—	4.00%	3.00%
The 2009 Credit Amendment also modified certain provisions of the Credit Agreement to, among other things:
•	Eliminate the requirement that we comply with the total leverage ratio financial covenant for the nine month period commencing October 1, 2009 and ending on June 30, 2010.

•	Amend the maximum total leverage ratio that we must comply with. The total leverage ratio for any test period is calculated as the ratio of consolidated indebtedness on the test date to consolidated EBITDA for the trailing twelve months, all as defined in the Credit Agreement.

•	Require us to maintain a minimum level of liquidity, measured as the amount of unrestricted cash and cash equivalents we have on hand and availability under the revolving credit facility, of (i) $100.0 million for the period between October 1, 2009 through December 31, 2010, (ii) $75.0 million during calendar year 2011 and (iii) $50.0 million thereafter. As of December 31, 2010, as calculated pursuant to our Credit Agreement, our total liquidity was $300.2 million.

•	Revise the consolidated fixed charge coverage ratio definition and reduce the minimum fixed charge coverage ratio that we must maintain to the following schedule:

Fixed Charge
Period			Coverage Ratio
July 1, 2009	—	December 31, 2011	1.00 to 1.00
January 1, 2012	—	March 31, 2012	1.05 to 1.00
April 1, 2012	—	June 30, 2012	1.10 to 1.00
July 1, 2012 and thereafter			1.15 to 1.00

–	The consolidated fixed charge coverage ratio for any test period is defined as the sum of consolidated EBITDA for the test period plus an amount that may be added for the purpose of calculating the ratio for such test period, not to exceed $130.0 million in total during the term of the credit facility, to consolidated fixed charges for the test period adjusted by an amount not to exceed $110.0 million during the term of the credit facility to be deducted from capital expenditures, all as defined in the Credit Agreement. As of December 31, 2010, our fixed charge coverage ratio was 1.66 to 1.00.
•	Require mandatory prepayments of debt outstanding under the Credit Agreement with 100% of excess cash flow as defined in the Credit Agreement for the fiscal year ending December 31, 2009 and 50% of excess cash flow as defined in the Credit Agreement for the fiscal years ending December 31, 2010, 2011 and 2012, and with proceeds from:
–	unsecured debt issuances, with the exception of refinancing;

–	secured debt issuances;

–	casualty events not used to repair damaged property;

–	sales of assets in excess of $25 million annually; and

–	unless we have achieved a specified leverage ratio, 50% of proceeds from equity issuances, excluding those for permitted acquisitions or to meet the minimum liquidity requirements.
March 2011 Credit Amendment
     On March 3, 2011, we amended our Credit Agreement (“2011 Credit Amendment”) to, among other things:
–	Allow for the use of cash to purchase assets from Seahawk Drilling, Inc. (“Seahawk”), to the extent set forth in our previously disclosed Asset Purchase Agreement with Seahawk;

–	Exempt the pro forma treatment of historical results from the Seahawk assets with respect to the calculation of the financial covenants in the Credit Agreement;

–	Increase our investment basket to $50 million from $25 million; and

–	Revise the covenant threshold levels of the Total Leverage Ratio, as defined in the Credit Agreement, to the following schedule:

		Amended Total	Amended Total
		Leverage Ratio	Leverage Ratio
		(If Seahawk	(If Seahawk
		Acquisition	Acquisition
		has been	has not been
		consummated	consummated
		during or prior to	during or prior to
		the relevant Test	the relevant Test
Test Date	Previous Total Leverage Ratio	Period)	Period)
September 30, 2010	8.00 to 1.00	No Change	No Change
December 31, 2010	7.50 to 1.00	No Change	No Change
March 31, 2011	7.00 to 1.00	No Change	No Change
June 30, 2011	6.75 to 1.00	No Change	No Change
September 30, 2011	6.00 to 1.00	7.50 to 1.00	7.50 to 1.00
December 31, 2011	5.50 to 1.00	7.75 to 1.00	7.75 to 1.00
March 31, 2012	5.25 to 1.00	7.50 to 1.00	7.75 to 1.00
June 30, 2012	5.00 to 1.00	7.25 to 1.00	7.50 to 1.00
September 30, 2012	4.75 to 1.00	6.75 to 1.00	7.00 to 1.00
December 31, 2012	4.50 to 1.00	6.25 to 1.00	6.50 to 1.00
March 31, 2013	4.25 to 1.00	6.00 to 1.00	6.25 to 1.00
June 30, 2013	4.00 to 1.00	5.75 to 1.00	6.00 to 1.00

–	At December 31, 2010, our total leverage ratio was 5.06 to 1.00.
     In addition, the interest rates on borrowings under the Credit Facility will increase to 5.50% plus LIBOR for Eurodollar Loans and 4.50% plus the Alternate Base Rate for ABR Loans, compared to prior rates of 4.00% plus LIBOR for Eurodollar Loans and 3.00% plus the Alternate Base Rate for ABR Loans. The minimum LIBOR of 2.00% for Eurodollar Loans, or a minimum base rate of 3.00% with respect to ABR Loans, which was established with the 2009 Credit Amendment, remains. We also agreed to pay consenting lenders an upfront fee of 0.25% on their commitment, or approximately $1.4 million. Including agent bank fees and expenses our total cost is approximately $2.0 million. Total commitments on the revolving credit facility, which is currently unfunded, will be reduced to $140.0 million from $175.0 million.
     At December 31, 2010, the credit facility consisted of a $475.2 million term loan which matures on July 11, 2013 and a $175.0 million revolving credit facility that matures on July 11, 2012, under which the remaining availability was $163.5 million as $11.5 million in standby letters of credit had been issued under it. As of March 3, 2011, the effective date of the 2011 Credit Amendment, the credit facility consisted of a $475.2 million term loan and a $140.0 million revolving credit facility, which had remaining availability of $129.1 million as $10.9 million in standby letters of credit were outstanding under it. The availability under the revolving credit facility must be used for working capital, capital expenditures and other general corporate purposes and cannot be used to prepay our term loan. Other than the required prepayments as outlined previously, the principal amount of the term loan amortizes in equal quarterly installments of approximately $1.2 million, with the balance due on July 11, 2013. Interest payments on both the revolving and term loan facility are due at least on a quarterly basis and in certain instances, more frequently. In addition to our scheduled payments, during the fourth quarter of 2009, we used the net proceeds from the equity issuance pursuant to the partial exercise of the underwriters’ over-allotment option and the 10.5% Senior Secured Notes due 2017, which approximated $287.5 million, as well as cash on hand to retire $379.6 million of the outstanding balance on our term loan facility. In connection with the early retirement, we recorded a pretax charge of $1.6 million, $1.0 million, net of tax, related to the write off of unamortized issuance costs. As of December 31, 2010, $475.2 million was outstanding on the term loan facility and the interest rate was 6.00%. The annualized effective interest rate was 8.29% for the year ended December 31, 2010 after giving consideration to revolver fees and derivative activity.
     Other covenants contained in the Credit Agreement restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, debt issuances, liens, investments, convertible notes repurchases and affiliate transactions. The Credit Agreement also contains a provision under which an event of default on any other indebtedness exceeding $25.0 million would be considered an event of default under our Credit Agreement.
     In July 2007, we entered into a zero cost LIBOR collar on $300.0 million of term loan principal with a final settlement date of October 1, 2010 (which was settled on October 1, 2010 per the agreement with a cash payment of $3.4 million) with a ceiling of 5.75% and a floor of 4.99%. The counterparty was obligated to pay us in any quarter that actual LIBOR reset above 5.75% and we paid the counterparty in any quarter that actual LIBOR reset below 4.99%. The terms and settlement dates of the collar matched those of the term loan through July 27, 2009, the date of the 2009 Credit Amendment.
     As a result of the inclusion of a LIBOR floor in the Credit Agreement, we determined, as of July 27, 2009 and on an ongoing basis, that the interest rate collar (which was settled on October 1, 2010) will not be highly effective in achieving offsetting changes in cash flows attributable to the hedged interest rate risk during the period that the hedge was designated. As such, we discontinued cash flow hedge accounting for the interest rate collar as of July 27, 2009. Because cash flow hedge accounting was not applied to this instrument, changes in fair value related to the interest rate collar subsequent to July 27, 2009 have been recorded in earnings. As a result of discontinuing the cash flow hedging relationship, we recognized a decrease in fair value of $0.3 million and $1.7 million related to the hedge ineffectiveness of our interest rate collar as Interest Expense in our Consolidated Statements of Operations for the years ended December 31, 2010 and 2009, respectively. We did not recognize a gain or loss due to hedge ineffectiveness in the Consolidated Statements of Operations for the year ended December 31, 2008 related to interest rate derivative instruments. The change in the fair value of our hedging instruments resulted in a decrease in derivative liabilities of $10.3 million during the year ended December 31, 2010. We had net unrealized gains on hedge transactions of $5.8 million, net of tax of $3.1 million and $9.2 million, net of tax of $4.9 million for the years ended December 31, 2010 and 2009, respectively, and net unrealized losses on hedge transactions of $6.8 million, net of tax of $3.7 million for the year ended December 31, 2008. Overall, our interest expense was increased by $9.1 million, $18.3 million and $7.7 million during the years ended December 31, 2010, 2009 and 2008, respectively, as a result of our interest rate derivative instruments.
     On October 20, 2009, we completed an offering of $300.0 million of senior secured notes at a coupon rate of 10.5% (“10.5% Senior Secured Notes”) with a maturity in October 2017. The interest on the 10.5% Senior Secured Notes is payable in cash semi-annually in arrears on April 15 and October 15 of each year, which commenced on April 15, 2010, to holders of record at the close of business on April 1 or October 1. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes were sold at 97.383% of their face amount to yield 11.0% and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. We used the net proceeds of approximately $284.4 million from the offering to repay a portion of the indebtedness outstanding under our term loan facility. As of December 31, 2010, $300.0 million notional amount of the 10.5%

Senior Secured Notes was outstanding. The carrying amount of the 10.5% Senior Secured Notes was $292.9 million at December 31, 2010.
     The notes are guaranteed by all of our existing and future restricted subsidiaries that incur or guarantee indebtedness under a credit facility, including our existing credit facility. The notes are secured by liens on all collateral that secures our obligations under our secured credit facility, subject to limited exceptions. The liens securing the notes share on an equal and ratable first priority basis with liens securing our credit facility. Under the intercreditor agreement, the collateral agent for the lenders under our secured credit facility is generally entitled to sole control of all decisions and actions.
     All the liens securing the notes may be released if our secured indebtedness, other than these notes, does not exceed the lesser of $375.0 million and 15.0% of our consolidated tangible assets. We refer to such a release as a “collateral suspension.” If a collateral suspension is in effect, the notes and the guarantees will be unsecured, and will effectively rank junior to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. If, after any such release of liens on collateral, the aggregate principal amount of our secured indebtedness, other than these notes, exceeds the greater of $375.0 million and 15.0% of our consolidated tangible assets, as defined in the indenture, then the collateral obligations of the Company and guarantors will be reinstated and must be complied with within 30 days of such event.
     The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets;

•	create liens;

•	enter into agreements that restrict dividends and other payments by restricted subsidiaries;

•	engage in transactions with our affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.
     The indenture governing the notes also contains a provision under which an event of default by us or by any restricted subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the indenture if such default: a) is caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
     Prior to October 15, 2012, we may redeem the notes with the net cash proceeds of certain equity offerings, at a redemption price equal to 110.50% of the aggregate principal amount plus accrued and unpaid interest; provided, that (i) after giving effect to any such redemption, at least 65% of the notes originally issued would remain outstanding immediately after such redemption and (ii) we make such redemption not more than 90 days after the consummation of such equity offering. In addition, prior to October 15, 2013, we may redeem all or part of the notes at a price equal to 100% of the aggregate principal amount of notes to be redeemed, plus the applicable premium, as defined in the indenture, and accrued and unpaid interest.
     On or after October 15, 2013, we may redeem the notes, in whole or part, at the redemption prices set forth below, together with accrued and unpaid interest to the redemption date.

Year	Optional Redemption Price

2013	105.2500%
2014	102.6250%
2015	101.3125%
2016 and thereafter	100.0000%
     If we experience a change of control, as defined, we must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest. Furthermore, following certain asset sales, we may be required to use the proceeds to offer to repurchase the notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest.
     On June 3, 2008, we completed an offering of $250.0 million convertible senior notes at a coupon rate of 3.375% (“3.375% Convertible Senior Notes”) with a maturity in June 2038. As of December 31, 2010, $95.9 million notional amount of the $250.0 million 3.375% Convertible Senior Notes was outstanding. The net carrying amount of the 3.375% Convertible Senior Notes was $86.5 million at December 31, 2010.
     The interest on the 3.375% Convertible Senior Notes is payable in cash semi-annually in arrears, on June 1 and December 1 of each year until June 1, 2013, after which the principal will accrete at an annual yield to maturity of 3.375% per year. We will also pay contingent interest during any six-month interest period commencing June 1, 2013, for which the trading price of these notes for a specified period of time equals or exceeds 120% of their accreted principal amount. The notes will be convertible under certain circumstances into shares of our common stock (“Common Stock”) at an initial conversion rate of 19.9695 shares of Common Stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $50.08 per share. Upon conversion of a note, a holder will receive, at our election, shares of Common Stock, cash or a combination of cash and shares of Common Stock. At December 31, 2010, the number of conversion shares potentially issuable in relation to our 3.375% Convertible Senior Notes was 1.9 million. We may redeem the notes at our option beginning June 6, 2013, and holders of the notes will have the right to require us to repurchase the notes on June 1, 2013 and certain dates thereafter or on the occurrence of a fundamental change.
     We determined that upon maturity or redemption, we have the intent and ability to settle the principal amount of our 3.375% Convertible Senior Notes in cash, and any additional conversion consideration spread (the excess of conversion value over face value) in shares of our Common Stock.
     The indenture governing the 3.375% Convertible Senior Notes contains a provision under which an event of default by us or by any subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the indenture if such default is: a) caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
     During December 2008 and April 2009, we repurchased $88.2 million and $20.0 million aggregate principal amount of the 3.375% Convertible Senior Notes, respectively, for a cost of $44.8 million and $6.1 million, respectively. In addition, during December 2008 and April 2009 we recognized a gain of $28.4 million and $10.7 million, respectively and expensed $2.1 million and $0.4 million of unamortized issuance costs, respectively, in connection with the retirements. In June 2009, we retired $45.8 million aggregate principal amount of our 3.375% Convertible Senior Notes in exchange for the issuance of 7,755,440 shares of Common Stock valued at $4.38 per share and payment of accrued interest, resulting in a gain of $4.4 million. In addition, we expensed $1.0 million of unamortized issuance costs in connection with the retirement. The settlement consideration was allocated to the extinguishment of the liability component in an amount equal to the fair value of that component immediately prior to extinguishment, with the difference between this allocation and the net carrying amount of the liability component and unamortized debt issuance costs recognized as a gain or loss on debt extinguishment. If there would have been any remaining settlement consideration, it would have been allocated to the reacquisition of the equity component and recognized as a reduction of Stockholders’ Equity.
     The fair value of our 3.375% Convertible Senior Notes, 10.5% Senior Secured Notes and term loan facility is estimated based on quoted prices in active markets. The fair value of our 7.375% Senior Notes is estimated based on discounted cash flows using inputs from quoted prices in active markets for similar debt instruments. The following table provides the carrying value and fair value of our long-term debt instruments:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(in millions)
Term Loan Facility, due July 2013	$475.2	$443.7	$482.9	$468.4
10.5% Senior Secured Notes, due October 2017	292.9	245.1	292.3	315.8
3.375% Convertible Senior Notes, due June 2038	86.5	69.1	83.1	76.8
7.375% Senior Notes, due April 2018	3.5	2.2	3.5	3.0
     In April 2010, we completed the annual renewal of all of our key insurance policies. Our primary marine package provides for hull and machinery coverage for substantially all of our rigs and liftboats up to a scheduled value of each asset. The total maximum amount of coverage for these assets is $2.1 billion. The marine package includes protection and indemnity and maritime employer’s liability coverage for marine crew personal injury and death and certain operational liabilities, with primary coverage (or self-insured retention for maritime employer’s liability coverage) of $5.0 million per occurrence with excess liability coverage up to $200.0 million. The marine package policy also includes coverage for personal injury and death of third-parties with primary and excess coverage of $25 million per occurrence with additional excess liability coverage up to $200 million, subject to a $250,000 per-occurrence deductible. The marine package also provides coverage for cargo and charterer’s legal liability. The marine package includes limitations for coverage for losses caused in U.S. Gulf of Mexico named windstorms, including an annual aggregate limit of liability of $100.0 million for property damage and removal of wreck liability coverage. We also procured an additional $75.0 million excess policy for removal of wreck and certain third-party liabilities incurred in U.S. Gulf of Mexico named windstorms. Deductibles for events that are not caused by a U.S. Gulf of Mexico named windstorm are 12.5% of the insured drilling rig values per occurrence, subject to a minimum of $1.0 million, and $1.0 million per occurrence for liftboats. The deductible for drilling rigs and liftboats in a U.S. Gulf of Mexico named windstorm event is $25.0 million. Vessel pollution is covered under a Water Quality Insurance Syndicate policy (“WQIS Policy”) providing limits as required by applicable law, including the Oil Pollution Act of 1990. The WQIS Policy covers pollution emanating from our vessels and drilling rigs, with primary limits of $5 million (inclusive of a $3.0 million per-occurrence deductible) and excess liability coverage up to $200 million.

     Control-of-well events generally include an unintended flow from the well that cannot be contained by equipment on site (e.g., a blow-out preventer), by increasing the weight of the drilling fluid or that does not naturally close itself off through what is typically described as bridging over. We carry a contractor’s extra expense policy with $50 million primary covering liability for well control costs, expenses incurred to redrill wild or lost wells and pollution, with excess liability coverage up to $200 million for pollution liability that is covered in the primary policy. The policies are subject to exclusions, limitations, deductibles, self-insured retention and other conditions. In addition to the marine package, we have separate policies providing coverage for onshore foreign and domestic general liability, employer’s liability, auto liability and non-owned aircraft liability, with customary deductibles and coverage as well as a separate underlying marine package for our Delta Towing business.
     Our drilling contracts provide for varying levels of indemnification from our customers and in most cases, may require us to indemnify our customers for certain liabilities. Under our drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that we and our customers assume liability for our respective personnel and property, regardless of how the loss or damage to the personnel and property may be caused. Our customers typically assume responsibility for and agree to indemnify us from any loss or liability resulting from pollution or contamination, including clean-up and removal and third-party damages arising from operations under the contract and originating below the surface of the water, including as a result of blow-outs or cratering of the well. We generally indemnify the customer for the consequences of spills of industrial waste or other liquids originating solely above the surface of the water and emanating from our rigs or vessels.
     In 2010, in connection with the renewal of certain of our insurance policies, we entered into agreements to finance a portion of our annual insurance premiums. Approximately $25.9 million was financed through these arrangements, and $6.0 million was outstanding at December 31, 2010. The interest rate on the $24.1 million note is 3.79% and the note is scheduled to mature in March 2011. The interest rate on the $1.8 million note is 3.54% and the note is scheduled to mature in July 2011. There was $5.5 million outstanding in insurance notes payable at December 31, 2009 which were fully paid during 2010.
     We are self-insured for the deductible portion of our insurance coverage. Management believes adequate accruals have been made on known and estimated exposures up to the deductible portion of our insurance coverage. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured. However, our insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect us against liability from all potential consequences. In addition, there is no assurance of renewal or the ability to obtain coverage acceptable to us.
Common Stock Offering
     In September 2009, we raised approximately $82.3 million in net proceeds from an underwritten public offering of 17,500,000 shares of our Common Stock. In addition, in October 2009, we sold an additional 1,313,590 shares of our Common Stock pursuant to the partial exercise of the underwriters’ over-allotment option and raised an additional $6.3 million in net proceeds. We used a portion of the net proceeds from these sales of Common Stock to repay a portion of our outstanding indebtedness under our term loan facility.
Capital Expenditures
     We expect to spend approximately $60 million on capital expenditures and drydocking during 2011. Planned capital expenditures are generally maintenance and regulatory in nature and do not include refurbishment or upgrades to our rigs, liftboats, and other marine vessels. Should we elect to reactivate cold stacked rigs or upgrade and refurbish selected rigs or liftboats our capital expenditures may increase. Reactivation, upgrades and refurbishments are subject to our discretion and will depend on our view of market conditions and our cash flows.
     Costs associated with refurbishment or upgrade activities which substantially extend the useful life or operating capabilities of the asset are capitalized. Refurbishment entails replacing or rebuilding the operating equipment. An upgrade entails increasing the operating capabilities of a rig or liftboat. This can be accomplished by a number of means, including adding new or higher specification equipment to the unit, increasing the water depth capabilities or increasing the capacity of the living quarters, or a combination of each.
     We are required to inspect and drydock our liftboats on a periodic basis to meet U.S. Coast Guard requirements. The amount of expenditures is impacted by a number of factors, including, among others, our ongoing maintenance expenditures, adverse weather, changes in regulatory requirements and operating conditions. In addition, from time to time we agree to perform modifications to our rigs and liftboats as part of a contract with a customer. When market conditions allow, we attempt to recover these costs as part of the contract cash flow.
     From time to time, we may review possible acquisitions of rigs, liftboats or businesses, joint ventures, mergers or other business combinations, and we may have outstanding from time to time bids to acquire certain assets from other companies. We may not, however, be successful in our acquisition efforts. We are generally restricted by our Credit Agreement from making acquisitions for cash consideration, except to the extent the acquisition is funded by an issuance of our stock or cash proceeds from the issuance of stock (with the exception of the Seahawk acquisition), or unless we are in compliance with more restrictive financial covenants than what we are normally required to meet in each respective period as defined in the 2011 Credit Amendment. If we acquire additional assets, we would expect that the ongoing capital expenditures for our company as a whole would increase in order to maintain our equipment in a competitive condition.
     Our ability to fund capital expenditures would be adversely affected if conditions deteriorate in our business.
Contractual Obligations
     Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness, certain income tax liabilities, surety bonds, letters of credit, future minimum operating lease obligations, purchase commitments and management compensation obligations.
     The following table summarizes our contractual obligations and contingent commitments by period as of December 31, 2010:

	Payments due by Period
Contractual Obligations and	Less than	1-3	4-5	After 5
Contingent Commitments	1 Year	Years	Years	Years	Total
	(In thousands)
Recorded Obligations:
Long-term debt obligations	$4,924	$566,155	$—	$303,508	$874,587
Insurance notes payable	5,984	—	—	—	5,984
Interest on debt and notes payable(c)	6,974	—	—	—	6,974
Purchase obligations(a)	5,388	—	—	—	5,388
Other	2,756	—	—	—	2,756
Unrecorded Obligations(b):
Interest on debt and notes payable(c)	59,012	111,945	63,518	63,647	298,122
Bank guarantees	966	—	—	—	966
Letters of credit	11,568	—	—	—	11,568
Surety bonds	31,414	—	—	—	31,414
Management compensation obligations	3,538	6,808	—	—	10,346
Purchase obligations(a)	1,945	—	—	—	1,945
Operating lease obligations	4,174	4,503	4,120	4,266	17,063

Total contractual obligations	$138,643	$689,411	$67,638	$371,421	$1,267,113

(a)	A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on the company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors.

(b)	Tax liabilities of $6.4 million have been excluded from the table above as a reasonably reliable estimate of the period of cash settlement cannot be made.

(c)	Estimated interest on our Term Loan Facility is based on 3 month LIBOR reset quarterly and extrapolated from the forward curve dated as of the balance sheet date. There was $475.2 million outstanding under our Term Loan Facility as of December 31, 2010 and the interest estimates above assume the reduction in principal related to scheduled principal payments. The remaining interest estimates are based on the rates associated with the respective fixed rate instrument. In March 2011, we amended our credit agreement for our Term Loan Facility and Revolving Credit Facility. The portion of the estimated unrecorded interest for our Term Loan Facility in the previous table does not incorporate any changes related to the March 2011 amendment. The total estimated additional interest would be approximately $16.5 million over the remaining life of the debt based on 3 month LIBOR reset quarterly and extrapolated from the forward curve as of March 3, 2011.

Off-Balance Sheet Arrangements
Guarantees
     Our obligations under the credit facility and 10.5% Senior Secured Notes are secured by liens on a majority of our vessels and substantially all of our other personal property. Substantially all of our domestic subsidiaries, and several of our international subsidiaries, guarantee the obligations under the credit facility and 10.5% Senior Secured Notes and have granted similar liens on the majority of their vessels and substantially all of their other personal property.
Bank Guarantees, Letters of Credit and Surety Bonds
     We execute bank guarantees, letters of credit and surety bonds in the normal course of business. While these obligations are not normally called, these obligations could be called by the beneficiaries at any time before the expiration date should we breach certain contractual or payment obligations. As of December 31, 2010, we had $44.0 million of bank guarantees, letters of credit and surety bonds outstanding, consisting of a $1.0 million unsecured bank guarantee, a $0.1 million unsecured outstanding letter of credit, $11.5 million in standby letters of credit outstanding under our revolver and $31.4 million outstanding in surety bonds that guarantee our performance as it relates to our drilling contracts and other obligations primarily in Mexico and the U.S. If the beneficiaries called the bank guarantee, letters of credit and surety bonds, the called amount would become an on-balance sheet liability, and we would be required to settle the liability with cash on hand or through borrowings under our available line of credit. As of December 31, 2010 we have restricted cash of $11.1 million to support surety bonds primarily related to the Company’s Mexico and U.S. operations.
Accounting Pronouncements
     In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which requires additional disclosures about the various classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements and the transfers between Levels 1, 2, and 3. The disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 15, 2010. We adopted the required portions of ASU 2010-06 as of January 1, 2010 with no material impact to our consolidated financial statements and will adopt the remaining portions on January 1, 2011 with no expected material impact on our consolidated financial statements.
FORWARD-LOOKING STATEMENTS
     This Annual Report on Form 10-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this annual report that address outlook, activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:
•	our levels of indebtedness, covenant compliance and access to capital under current market conditions;

•	our ability to enter into new contracts for our rigs and liftboats and future utilization rates and dayrates for the units;

•	our ability to renew or extend our long-term international contracts, or enter into new contracts, at current dayrates when such contracts expire;

•	demand for our rigs and our liftboats;

•	activity levels of our customers and their expectations of future energy prices and ability to obtain drilling permits;

•	sufficiency and availability of funds for required capital expenditures, working capital and debt service;

•	levels of reserves for accounts receivable;

•	success of our cost cutting measures and plans to dispose of certain assets;

•	expected completion times for our refurbishment and upgrade projects;

•	our plans to increase international operations;

•	expected useful lives of our rigs and liftboats;

•	future capital expenditures and refurbishment, reactivation, transportation, repair and upgrade costs;

•	our ability to effectively reactivate rigs that we have stacked;

•	liabilities and restrictions under coastwise and other laws of the United States and regulations protecting the environment;

•	expected outcomes of litigation, claims and disputes and their expected effects on our financial condition and results of operations; and

•	expectations regarding offshore drilling activity and dayrates, market conditions, demand for our rigs and liftboats, our earnings, operating revenue, operating and maintenance expense, insurance coverage, insurance expense and deductibles, interest expense, debt levels and other matters with regard to outlook.
     We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Although it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties described under “Risk Factors” in Item 1A of this annual report and the following:
•	the ability of our customers in the U.S. Gulf of Mexico to obtain drilling permits;

•	oil and natural gas prices and industry expectations about future prices;

•	levels of oil and gas exploration and production spending;

•	demand for and supply of offshore drilling rigs and liftboats;

•	our ability to enter into and the terms of future contracts;

•	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East, North Africa, West Africa and other oil and natural gas producing regions or acts of terrorism or piracy;

•	the impact of governmental laws and regulations, including new laws and regulations in the U.S. Gulf of Mexico arising out of the Macondo well blowout incident;

•	the adequacy and costs of sources of credit and liquidity;

•	uncertainties relating to the level of activity in offshore oil and natural gas exploration, development and production;

•	competition and market conditions in the contract drilling and liftboat industries;

•	the availability of skilled personnel in view of recent reductions in our personnel;

•	labor relations and work stoppages, particularly in the West African and Mexican labor environments;

•	operating hazards such as hurricanes, severe weather and seas, fires, cratering, blowouts, war, terrorism and cancellation or unavailability of insurance coverage or insufficient coverage;

•	the effect of litigation and contingencies; and

•	our inability to achieve our plans or carry out our strategy.

     Many of these factors are beyond our ability to control or predict. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements except as required by applicable law.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
     We are currently exposed to market risk from changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk, but we do not enter into derivative transactions for speculative purposes. As of December 31, 2010, we have no derivative financial instruments outstanding. A discussion of our market risk exposure in financial instruments follows.
Interest Rate Exposure
     We are subject to interest rate risk on our fixed-interest and variable-interest rate borrowings. Variable rate debt, where the interest rate fluctuates periodically, exposes us to short-term changes in market interest rates. Fixed rate debt, where the interest rate is fixed over the life of the instrument, exposes us to changes in market interest rates reflected in the fair value of the debt and to the risk that we may need to refinance maturing debt with new debt at a higher rate.
     As of December 31, 2010, the long-term borrowings that were outstanding subject to fixed interest rate risk consisted of the 7.375% Senior Notes due April 2018, the 3.375% Convertible Senior Notes due June 2038 and the 10.5% Senior Secured Notes due October 2017 with a carrying amount of $3.5 million, $86.5 million, and $292.9 million, respectively.
     As of December 31, 2010 the interest rate for the $475.2 million outstanding under the term loan was 6.0%. If the interest rate averages 1% more for 2011 than the rates as of December 31, 2010, annual interest expense would increase by approximately $4.8 million. This sensitivity analysis assumes there are no changes in our financial structure and excludes the impact of our interest rate derivatives, if any.
     The fair value of our 3.375% Convertible Senior Notes, 10.5% Senior Secured Notes and term loan facility is estimated based on quoted prices in active markets. The fair value of our 7.375% Senior Notes is estimated based on discounted cash flows using inputs from quoted prices in active markets for similar debt instruments. The following table provides the carrying value and fair value of our long-term debt instruments:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(in millions)
Term Loan Facility, due July 2013	$475.2	$443.7	$482.9	$468.4
10.5% Senior Secured Notes, due October 2017	292.9	245.1	292.3	315.8
3.375% Convertible Senior Notes, due June 2038	86.5	69.1	83.1	76.8
7.375% Senior Notes, due April 2018	3.5	2.2	3.5	3.0

Item 8. Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and
Stockholders of Hercules Offshore, Inc.:
     We have audited the accompanying consolidated balance sheets of Hercules Offshore, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hercules Offshore, Inc. and subsidiaries at December 31, 2010 and 2009, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
     As discussed in Note 1 to the consolidated financial statements, on January 1, 2009, the Company adopted Financial Accounting Standards Board (“FASB”) Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (codified in FASB ASC Topic 470 “Debt”) and, as required, the consolidated financial statements have been adjusted for retrospective application.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hercules Offshore Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2011 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP
Houston, Texas
March 9, 2011, except for the effects of discontinued operations as discussed in Note 1, as to which the date is July 7, 2011.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and Cash Equivalents	$136,666	$140,828
Restricted Cash	11,128	3,658
Accounts Receivable, Net of Allowance for Doubtful Accounts of $29,798 and $38,522 as of December 31, 2010 and 2009, respectively	143,796	133,662
Prepaids	17,142	13,706
Current Deferred Tax Asset	8,488	22,885
Other	11,794	6,675

	329,014	321,414
Property and Equipment, Net	1,634,542	1,923,603
Other Assets, Net	31,753	32,459

	$1,995,309	$2,277,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$4,924	$4,952
Insurance Notes Payable	5,984	5,484
Accounts Payable	52,279	51,868
Accrued Liabilities	59,861	67,773
Interest Payable	6,974	6,624
Taxes Payable	—	5,671
Other Current Liabilities	16,716	34,229

	146,738	176,601
Long-term Debt, Net of Current Portion	853,166	856,755
Other Liabilities	6,716	19,809
Deferred Income Taxes	135,557	245,799
Commitments and Contingencies
Stockholders’ Equity:
Common Stock, $0.01 Par Value; 200,000 Shares Authorized; 116,336 and 116,154 Shares Issued, Respectively; 114,784 and 114,650 Shares Outstanding, Respectively	1,163	1,162
Capital in Excess of Par Value	1,924,659	1,921,037
Treasury Stock, at Cost, 1,552 Shares and 1,504 Shares, Respectively	(50,333)	(50,151)
Accumulated Other Comprehensive Loss	—	(5,773)
Retained Deficit	(1,022,357)	(887,763)

	853,132	978,512

	$1,995,309	$2,277,476

The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(As Adjusted (Note 1))
(In thousands, except per share data)

	Year Ended December 31,
	2010	2009	2008
Revenue	$624,827	$718,601	$1,053,479
Costs and Expenses:
Operating Expenses	403,829	486,462	595,035
Impairment of Goodwill	—	—	863,554
Impairment of Property and Equipment	122,717	26,882	376,668
Depreciation and Amortization	185,712	193,504	181,968
General and Administrative	55,996	91,222	77,102

	768,254	798,070	2,094,327

Operating Loss	(143,427)	(79,469)	(1,040,848)
Other Income (Expense):
Interest Expense	(80,482)	(75,431)	(61,671)
Expense of Credit Agreement Fees	—	(15,073)	—
Gain on Early Retirement of Debt, Net	—	12,157	26,345
Other, Net	3,876	3,955	3,267

Loss Before Income Taxes	(220,033)	(153,861)	(1,072,907)
Income Tax Benefit	87,940	72,814	75,014

Loss from Continuing Operations	(132,093)	(81,047)	(997,893)
Loss from Discontinued Operations, Net of Taxes	(2,501)	(10,687)	(85,497)

Net Loss	$(134,594)	$(91,734)	$(1,083,390)

Basic Loss Per Share:
Loss from Continuing Operations	$(1.15)	$(0.83)	$(11.29)
Loss from Discontinued Operations	(0.02)	(0.11)	(0.97)

Net Loss	$(1.17)	$(0.94)	$(12.26)

Diluted Loss Per Share:
Loss from Continuing Operations	$(1.15)	$(0.83)	$(11.29)
Loss from Discontinued Operations	(0.02)	(0.11)	(0.97)

Net Loss	$(1.17)	$(0.94)	$(12.26)

Weighted Average Shares Outstanding:
Basic	114,753	97,114	88,351
Diluted	114,753	97,114	88,351
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	December 31, 2010		December 31, 2009		December 31, 2008
	Shares	Amount	Shares	Amount	Shares	Amount
Common Stock:
Balance at Beginning of Period	116,154	$1,162	89,459	$895	88,876	$889
Exercise of Stock Options	11	—	—	—	478	5
Issuance of Common Stock, Net	—	—	26,569	266	—	—
Issuance of Restricted Stock	171	1	126	1	105	1

Balance at End of Period	116,336	1,163	116,154	1,162	89,459	895

Capital in Excess of Par Value:
Balance at Beginning of Period	—	1,921,037	—	1,785,462	—	1,731,882
Exercise of Stock Options	—	18	—	—	—	5,122
Issuance of Common Stock, Net	—	—	—	122,762	—	—
Issuance of Restricted Stock	—	(1)	—	(1)	—	(1)
Compensation Expense Recognized	—	4,431	—	8,257	—	12,535
Adjustment due to Convertible Debt Accounting Change (See Note 1)	—	—	—	—	—	30,070
Excess Tax Benefit (Deficit) From Stock-Based Arrangements, Net	—	(826)	—	4,571	—	5,860
Other	—	—	—	(14)	—	(6)

Balance at End of Period	—	1,924,659	—	1,921,037	—	1,785,462

Treasury Stock:
Balance at Beginning of Period	(1,504)	(50,151)	(1,483)	(50,081)	(19)	(582)
Repurchase of Common Stock	(48)	(182)	(21)	(70)	(1,464)	(49,499)

Balance at End of Period	(1,552)	(50,333)	(1,504)	(50,151)	(1,483)	(50,081)

Accumulated Other Comprehensive
Loss:
Balance at Beginning of Period	—	(5,773)	—	(14,932)	—	(8,117)
Change in Unrealized Gain (Loss) on Hedge Transactions, Net of Tax of $(3,108), $(4,932) and $3,669, Respectively	—	5,773	—	9,159	—	(6,815)

Balance at End of Period, Net of Tax of $0, $3,108 and $8,040, Respectively	—	—	—	(5,773)	—	(14,932)

Retained Deficit:
Balance at Beginning of Period	—	(887,763)	—	(796,029)	—	287,361
Net Loss	—	(134,594)	—	(91,734)	—	(1,083,390)

Balance at End of Period	—	(1,022,357)	—	(887,763)	—	(796,029)

Total Stockholders’ Equity	114,784	$853,132	114,650	$978,512	87,976	$925,315

The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2010	2009	2008
Net Loss	$(134,594)	$(91,734)	$(1,083,390)
Other Comprehensive Income (Loss):
Changes Related to Hedge Transactions	5,773	9,159	(6,815)

Comprehensive Loss	$(128,821)	$(82,575)	$(1,090,205)

The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2010	2009	2008
Cash Flows from Operating Activities:
Net Loss	$(134,594)	$(91,734)	$(1,083,390)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operating Activities:
Depreciation and Amortization	191,183	201,421	192,918
Stock-Based Compensation Expense	4,431	8,257	12,535
Deferred Income Taxes	(98,468)	(89,295)	(118,685)
Provision for Doubtful Accounts Receivable	182	32,912	6,167
Amortization of Original Issue Discount	4,078	4,120	4,292
Amortization of Deferred Financing Fees	3,302	3,594	4,036
Non-Cash Loss on Derivatives	—	1,429	—
Gain on Insurance Settlement	—	(8,700)	—
Gain on Disposal of Assets	(14,345)	(970)	(3,029)
Expense of Credit Agreement Fees	—	15,073	—
Gain on Early Retirement of Debt, Net	—	(12,157)	(26,345)
Impairment of Goodwill	—	—	950,287
Impairment of Property and Equipment	125,136	26,882	376,668
Excess Tax Benefit from Stock-Based Arrangements	(401)	(5,629)	(6,081)
(Increase) Decrease in Operating Assets -
Accounts Receivable	(10,316)	126,515	(78,510)
Prepaid Expenses and Other	22,193	39,487	52,795
Increase (Decrease) in Operating Liabilities -
Accounts Payable	411	(37,256)	(5,482)
Insurance Notes Payable	(25,438)	(28,966)	(45,173)
Other Current Liabilities	(28,994)	(35,281)	17,125
Other Liabilities	(13,940)	(11,841)	19,599

Net Cash Provided by Operating Activities	24,420	137,861	269,727
Cash Flows from Investing Activities:
Acquisition of Assets	—	—	(320,839)
Additions of Property and Equipment	(22,018)	(76,141)	(264,245)
Deferred Drydocking Expenditures	(15,040)	(15,646)	(17,269)
Proceeds from Sale of Marketable Securities	—	—	39,300
Insurance Proceeds Received	—	9,168	30,221
Proceeds from Sale of Assets, Net	23,222	25,767	17,045
Increase in Restricted Cash	(7,470)	(3,658)	—

Net Cash Used in Investing Activities	(21,306)	(60,510)	(515,787)
Cash Flows from Financing Activities:
Short-term Debt Borrowings (Repayments), Net	—	(2,455)	2,455
Long-term Debt Borrowings	—	292,149	350,000
Long-term Debt Repayments	(7,695)	(403,648)	(121,427)
Redemption of 3.375% Convertible Senior Notes	—	(6,099)	(44,848)
Common Stock Issuance (Repurchase)	—	89,600	(49,228)
Excess Tax Benefit from Stock-Based Arrangements	401	5,629	6,081
Payment of Debt Issuance Costs	—	(18,143)	(8,097)
Other	18	(11)	5,127

Net Cash Provided by (Used in) Financing Activities	(7,276)	(42,978)	140,063

Net Increase (Decrease) in Cash and Cash Equivalents	(4,162)	34,373	(105,997)
Cash and Cash Equivalents at Beginning of Period	140,828	106,455	212,452

Cash and Cash Equivalents at End of Period	$136,666	$140,828	$106,455

The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(As Adjusted (Note 1))
1. Nature of Business and Significant Accounting Policies
Organization
     Hercules Offshore, Inc., a Delaware corporation, and its majority owned subsidiaries (the “Company”) provide shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally through its Domestic Offshore, International Offshore, Inland, Domestic Liftboats, International Liftboats and Delta Towing segments (See Note 17). At December 31, 2010, the Company owned a fleet of 30 jackup rigs, 17 barge rigs, three submersible rigs, one platform rig, a fleet of marine support vessels operated through Delta Towing, a wholly owned subsidiary, and 60 liftboat vessels and operated an additional five liftboat vessels owned by a third party. In addition, the Company currently owns two retired jackup rigs, Hercules 190 and Hercules 254, both located in the U.S. Gulf of Mexico, for which the Company has an agreement to sell and expects to close in the first quarter of 2011 (See Notes 5 and 17). The Company’s diverse fleet is capable of providing services such as oil and gas exploration and development drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
     In December 2009, the Company entered into an agreement with First Energy Bank B.S.C. (“MENAdrill”) whereby it would market, manage and operate two Friede & Goldman Super M2 design new-build jackup drilling rigs, Hull 109 and Hull 110 (also known as MENAdrill Hercules 1 and 2, respectively), each with a maximum water depth of 300 feet. The Company received a notice of termination from MENAdrill with respect to Hull 109 in December 2010, and MENAdrill paid the Company a termination fee of $250,000 due under the contract on the date of termination. It is the Company’s understanding that Hull 110 has independently secured a contract in Mexico and the Company therefore, expects to receive an additional termination fee of $250,000.
Recast of Financial Information for Discontinued Operations
     In May 2011, the Company completed the sale of substantially all of Delta Towing’s assets and certain liabilities for aggregate consideration of $30 million in cash (the “Delta Towing Sale”) and recognized a loss on the sale of approximately $13 million. The Company retained the working capital of the Delta Towing business, which was valued at approximately $6 million at the date of sale. As a result of the Delta Towing Sale, we have recast certain information to classify the results of operations of the Delta Towing assets as discontinued operations, including the Consolidated Statements of Operations and related information in Notes 2, 6, 12, 16, 17 and 19 for all periods presented.
Adjustment for Retrospective Application of FSP APB 14-1, Primarily Codified into Financial Accounting Standards Board’s (“FASB”) Codification Topic 470-20, Debt — Debt with Conversion and Other Options
     The Company has adjusted the financial statements as of and for the year ended December 31, 2008 to reflect its adoption of the FASB Codification Topic 470-20, Debt — Debt with Conversion and Other Options, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. It requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible debt (unsecured debt) borrowing rate when interest cost is recognized. It also requires bifurcation of a component of the debt, classification of that component in equity and the accretion of the resulting discount on the debt to be recognized as part of interest expense in the Company’s consolidated statement of operations. The standard became effective as of January 1, 2009 and it required retrospective application to the terms of instruments as they existed for all periods presented. This adoption affects the accounting for the Company’s 3.375 percent Convertible Senior Notes due 2038 issued in 2008 (“3.375% Convertible Senior Notes”).
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany account balances and transactions have been eliminated.
Common Stock Offering
     In September 2009, the Company raised approximately $82.3 million in net proceeds from an underwritten public offering of 17,500,000 shares of its common stock. In addition, in October 2009, the Company sold an additional 1,313,590 shares of its common stock pursuant to the partial exercise of the underwriters’ over-allotment option and raised an additional $6.3 million in net proceeds.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     The Company used a portion of the net proceeds from these sales of common stock to repay a portion of its outstanding indebtedness under its term loan facility.
Reclassifications
     Certain reclassifications have been made to conform prior year financial information to the current period presentation.
Cash and Cash Equivalents
     Cash and cash equivalents include cash on hand, demand deposits with banks and all highly liquid investments with original maturities of three months or less.
Restricted Cash
     At December 31, 2010 and 2009, the Company had restricted cash of $11.1 million and $3.7 million, respectively, to support surety bonds primarily related to the Company’s Mexico and U.S. operations.
Revenue Recognition
     Revenue generated from the Company’s contracts is recognized as services are performed, as long as collectability is reasonably assured. For certain contracts, the Company may receive lump-sum fees for the mobilization of equipment and personnel. Mobilization fees received and costs incurred to mobilize a rig from one market to another under contracts longer than ninety days are recognized as services are performed over the term of the related drilling contract. Amounts related to mobilization fees are summarized below (in thousands):

	Year Ended December 31,
	2010	2009	2008
Mobilization revenue deferred	$600	$12,180	$33,727
Mobilization expense deferred	—	3,468	7,490
Mobilization revenue recognized	15,343	16,491	11,860
Mobilization expense recognized (a)	1,979	6,514	5,550

(a)	Includes a $2.6 million write-off of deferred mobilization costs in 2009 due to an impairment related to an international contract.
     For certain contracts, the Company may receive fees from its customers for capital improvements to its rigs. Such fees are deferred and recognized as services are performed over the term of the related contract. The Company capitalizes such capital improvements and depreciates them over the useful life of the asset.
     The balances related to the Company’s Deferred Mobilization and Contract Preparation Costs and Deferred Mobilization Revenue are as follows (in thousands):

	Balance Sheet	As of December 31,
	Classification	2010	2009
Assets:
Deferred Operating Expenses-Current Portion	Other	$1,824	$1,092
Deferred Operating Expenses-Non-Current Portion	Other Assets, Net	3,172	1,651
Liabilities:
Deferred Revenue-Current Portion	Other Current Liabilities	12,628	19,406
Deferred Revenue-Non-Current Portion	Other Liabilities	—	12,628

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
Stock-Based Compensation
     The Company recognizes compensation cost for all share-based payments awarded in accordance with FASB Codification Topic 718, Compensation—Stock Compensation and in accordance with such records the grant date fair value of share-based payments awarded as compensation expense using a straight-line method over the service period. The fair value of the Company’s restricted stock grants is based on the closing price of our common stock on the date of grant. The Company’s estimate of compensation expense requires a number of complex and subjective assumptions and changes to those assumptions could result in different valuations for individual share awards. The Company estimates the fair value of the options granted using the Trinomial Lattice option pricing model using the following assumptions: expected dividend yield, expected stock price volatility, risk-free interest rate and employee exercise patterns (expected life of the options). The Company also estimates future forfeitures and related tax effects.
     The Company estimates the cost relating to stock options granted through December 31, 2010 will be $2.6 million over the remaining vesting period of 1.4 years and the cost relating to restricted stock granted through December 31, 2010 will be $2.3 million over the remaining vesting period of 1.2 years; however, due to the uncertainty of the level of share-based payments to be granted in the future, these amounts are estimates and subject to change.
Accounts Receivable and Allowance for Doubtful Accounts
     Accounts receivable are stated at the historical carrying amount net of write-offs and allowance for doubtful accounts. Management of the Company monitors the accounts receivable from its customers for any collectability issues. An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. Accounts deemed uncollectable are charged to the allowance. The Company had an allowance of $29.8 million and $38.5 million at December 31, 2010 and 2009, respectively.
Prepaid Expenses
     Prepaid expenses consist of prepaid insurance, prepaid income tax and other prepayments. At December 31, 2010 and 2009, prepaid insurance totaled $12.4 million and $11.7 million, respectively. At December 31, 2010, prepaid taxes totaled $2.4 million. There were no prepaid taxes at December 31, 2009.
Property and Equipment
     Property and equipment are stated at cost, less accumulated depreciation. Expenditures for property and equipment and items that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Expenditures for drydocking the Company’s liftboats are capitalized at cost in Other Assets, Net on the Consolidated Balance Sheets and amortized on the straight-line method over a period of 12 months. Routine expenditures for repairs and maintenance are expensed as incurred.
     Depreciation is computed using the straight-line method, after allowing for salvage value where applicable, over the useful lives of the assets. Depreciation of leasehold improvements is computed utilizing the straight-line method over the lease term or life of the asset, whichever is shorter.
     The useful lives of property and equipment for the purposes of computing depreciation are as follows:

Years
Drilling rigs and marine equipment (salvage value of 10%)	15
Drilling machinery and equipment	3 – 12
Furniture and fixtures	3
Computer equipment	3 – 7
Automobiles and trucks	3
     The carrying value of long-lived assets, principally property and equipment and excluding goodwill, is reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable or when reclassifications are made between property and equipment and assets held for sale. Factors that might indicate a potential impairment

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a substantial reduction in cash flows associated with the use of the long-lived asset. For property and equipment held for use, the determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset or group of assets being evaluated. Actual impairment charges are recorded using an estimate of discounted future cash flows. This evaluation requires the Company to make judgments regarding long-term forecasts of future revenue and costs. In turn these forecasts are uncertain in that they require assumptions about demand for the Company’s services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific asset groups and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions.
     Supply and demand are the key drivers of rig and vessel utilization and the Company’s ability to contract its rigs and vessels at economical rates. During periods of an oversupply, it is not uncommon for the Company to have rigs or vessels idled for extended periods of time, which could indicate that an asset group may be impaired. The Company’s rigs and vessels are mobile units, equipped to operate in geographic regions throughout the world and, consequently, the Company may move rigs and vessels from an oversupplied region to one that is more lucrative and undersupplied when it is economical to do so. As such, the Company’s rigs and vessels are considered to be interchangeable within classes or asset groups and accordingly, the Company performs its impairment evaluation by asset group.
     The Company’s estimates, assumptions and judgments used in the application of its property and equipment accounting policies reflect both historical experience and expectations regarding future industry conditions and operations. Using different estimates, assumptions and judgments, especially those involving the useful lives of the Company’s rigs and liftboats and expectations regarding future industry conditions and operations, would result in different carrying values of assets and results of operations. For example, a prolonged downturn in the drilling industry in which utilization and dayrates were significantly reduced could result in an impairment of the carrying value of the Company’s assets.
     Useful lives of rigs and vessels are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. The Company evaluates the remaining useful lives of its rigs and vessels when certain events occur that directly impact its assessment of the remaining useful lives of the rigs and vessels and include changes in operating condition, functional capability and market and economic factors. The Company also considers major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on the future marketability when assessing the useful lives of individual rigs and vessels.
     When analyzing its assets for impairment, the Company separates its marketable assets, those assets that are actively marketed and can be warm stacked or cold stacked for short periods of time depending on market conditions, from its non-marketable assets, those assets that have been cold stacked for an extended period of time or those assets that the Company currently does not reasonably expect to market in the foreseeable future.
     During the fourth quarter 2008, demand for the Company’s domestic drilling assets declined dramatically, significantly beyond expectations. Demand in these segments is driven by underlying commodity prices which fell to levels lower than those seen in several years. The deterioration in these industry conditions in the fourth quarter of 2008 negatively impacted the Company’s outlook for 2009 and the Company responded by cold stacking several additional rigs. The Company considered these factors and its change in outlook as an indicator of impairment and assessed the rig assets of the Inland and Domestic Offshore segments for impairment. Based on an undiscounted cash flow analysis, it was determined that the non-marketable rigs for both segments were impaired. The Company estimated the value of the discounted cash flows for each segment’s non-marketable rigs and recorded an impairment charge of $376.7 million for the year ended December 31, 2008. In addition, the Company analyzed its other segments for impairment as of December 31, 2008 and noted that each segment had adequate undiscounted cash flows to recover its property and equipment carrying values.
     In 2009 the Company entered into an agreement to sell Hercules 110 and realized approximately $26.9 million of impairment charges related to the write-down of the rig to fair value less costs to sell during the second quarter 2009 (See Notes 5 and 12). The sale was completed in August 2009.
     During the fourth quarter 2010, the Company considered the continued downturn in the drilling industry as an indicator of impairment and assessed its segments for impairment as of December 31, 2010. When analyzing its Domestic Offshore, International

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
Offshore and Delta segments for impairment, the Company determined five of its domestic jackup rigs, one of its international jackup rigs and several of its Delta Towing assets that had previously been considered marketable, would not be marketed in the foreseeable future and were included in the impairment analysis of non-marketable assets. This determination was based on the Company’s current estimate of reactivation costs associated with these assets which, based on current and forecasted near-term dayrates and utilization levels, are economically prohibitive, and the sustained lack of visibility in the issuance of offshore drilling permits in the U.S. Gulf of Mexico. Based on an undiscounted cash flow analysis, it was determined that the non-marketable assets were impaired. The Company estimated the value of the discounted cash flows for each segment’s non-marketable assets, which included management’s estimate of sales proceeds less costs to sell, and recorded an impairment charge of $125.1 million of which $2.4 million related to its Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statements of Operations for the year ended December 31, 2010. The Company analyzed its other segments and its marketable assets for impairment as of December 31, 2010 and noted that each segment had adequate undiscounted cash flows to recover its property and equipment carrying values.
Goodwill
     Goodwill represents the excess of the cost of business acquired over the fair value of the net assets acquired at the date of acquisition. These assets are not amortized but rather tested for impairment at least annually by applying a fair-value based test. The Company determined its reporting units to be the same as its operating segments. The Company performed a preliminary annual impairment assessment as of October 1, 2008. However, during the fourth quarter of 2008, the Company’s market capitalization continued to decline significantly, therefore, the Company completed its analysis as of December 31, 2008. As of December 31, 2008, the Company’s market capitalization was significantly below its book value. The Company compared the fair value of each reporting unit to its carrying value and determined that each reporting unit was impaired. Upon completion of step two of the impairment test, the Company recorded a goodwill impairment of $950.3 million ($86.7 million related to the Company’s Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statements of Operations for the year ended December 31, 2008), which represented all of the Company’s goodwill as of December 31, 2008 (See Note 17).
Other Assets
     Other assets consist of drydocking costs for marine vessels, other intangible assets, deferred operating expenses, financing fees, investments and deposits. Drydock costs are capitalized at cost and amortized on the straight-line method over a period of 12 months. Drydocking costs, net of accumulated amortization, at December 31, 2010 and 2009 were $5.9 million and $4.9 million, respectively. Amortization expense for drydocking costs was $14.0 million, $17.2 million and $19.0 million for the years ended December 31, 2010, 2009 and 2008, respectively of which $0.5 million, $1.3 million and $3.8 million related to the Company’s Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008, respectively.
     Financing fees are deferred and amortized over the life of the applicable debt instrument. However, in the event of an early repayment of debt or certain debt amendments, the related unamortized deferred financing fees are expensed in connection with the repayment or amendment (See Note 10). Unamortized deferred financing fees at December 31, 2010 and 2009 were $11.4 million and $14.7 million, respectively. Amortization expense for financing fees was $3.3 million, $3.6 million and $4.0 million for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in Interest Expense on the Consolidated Statements of Operations.
Income Taxes
     We use the liability method for determining our income taxes. The Company’s income tax provision is based upon the tax laws and rates in effect in the countries in which the Company’s operations are conducted and income is earned. The income tax rates imposed and methods of computing taxable income in these jurisdictions vary substantially. The Company’s effective tax rate is expected to fluctuate from year to year as operations are conducted in different taxing jurisdictions and the amount of pre-tax income fluctuates. Current income tax expense reflects an estimate of the Company’s income tax liability for the current year, withholding taxes, changes in prior year tax estimates as returns are filed, or from tax audit adjustments, while the net deferred tax expense or benefit represents the changes in the balance of deferred tax assets and liabilities as reported on the balance sheet.
     Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future. The Company currently does not have any valuation allowances related to the tax assets. While the Company has considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
assessing the need for the valuation allowances, changes in these estimates and assumptions, as well as changes in tax laws, could require the Company to adjust the valuation allowances for deferred tax assets. These adjustments to the valuation allowance would impact the Company’s income tax provision in the period in which such adjustments are identified and recorded.
     Certain of the Company’s international rigs and liftboats are owned or operated, directly or indirectly, by the Company’s wholly owned Cayman Islands subsidiaries. Most of the earnings from these subsidiaries are reinvested internationally and remittance to the United States is indefinitely postponed. In certain circumstances, management expects that, due to the changing demands of the offshore drilling and liftboat markets and the ability to redeploy the Company’s offshore units, certain of such units will not reside in a location long enough to give rise to future tax consequences in that location. As a result, no deferred tax asset or liability has been recognized in these circumstances. Should management’s expectations change regarding the length of time an offshore drilling unit will be used in a given location, the Company would adjust deferred taxes accordingly.
Use of Estimates
     In preparing financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, investments, intangible assets, property and equipment, income taxes, insurance, employment benefits and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Fair Value of Financial Instruments
     The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, approximate fair values because of the short-term nature of the instruments.
     The fair value of the Company’s 3.375% Convertible Senior Notes, 10.5% Senior Secured Notes and term loan facility is estimated based on quoted prices in active markets. The fair value of the Company’s 7.375% Senior Notes is estimated based on discounted cash flows using inputs from quoted prices in active markets for similar debt instruments. The following table provides the carrying value and fair value of our long-term debt instruments:

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Value	Value	Value	Value
	(in millions)
Term Loan Facility, due July 2013	$475.2	$443.7	$482.9	$468.4
10.5% Senior Secured Notes, due October 2017	292.9	245.1	292.3	315.8
3.375% Convertible Senior Notes, due June 2038	86.5	69.1	83.1	76.8
7.375% Senior Notes, due April 2018	3.5	2.2	3.5	3.0
Accounting Pronouncements
     In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Improving Disclosures about Fair Value Measurements (“ASU 2010-06”), which requires additional disclosures about the various classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements and the transfers between Levels 1, 2, and 3. The disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 15, 2010. The Company adopted the required portions of ASU 2010-06 as of January 1, 2010 with no material impact to its consolidated financial statements and will adopt the remaining portions on January 1, 2011 with no expected material impact on its consolidated financial statements (See Note 12).

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
2. Property and Equipment, Net
     The following is a summary of property and equipment, at cost, less accumulated depreciation (in thousands):

	December 31,
	2010	2009
Drilling rigs and marine equipment	$2,048,243	$2,224,799
Drilling machinery and equipment	74,762	80,185
Leasehold improvements	10,555	11,209
Automobiles and trucks	2,614	2,540
Computer equipment	13,943	17,787
Furniture and fixtures	990	1,553

Total property and equipment, at cost	2,151,107	2,338,073
Less accumulated depreciation	(516,565)	(414,470)

Total property and equipment, net	$1,634,542	$1,923,603

     Depreciation expense was $175.6 million, $179.2 million and $166.3 million for the years ended December 31, 2010, 2009 and 2008, respectively of which $5.0 million, $6.6 million and $7.1 million related to the Company’s Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008, respectively. Additionally, the decrease in drilling rigs and marine equipment relates primarily to the impairment of property and equipment in 2010 (See Notes 1 and 12).
3. Earnings Per Share
     The Company calculates basic earnings per share by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period as adjusted for the dilutive effect of the Company’s stock option and restricted stock awards. The effect of stock option and restricted stock awards is not included in the computation for periods in which a net loss occurs, because to do so would be anti-dilutive. Stock equivalents of 6,282,625, 4,587,868 and 3,009,099 were anti-dilutive and are excluded from the calculation of the dilutive effect of stock equivalents for the diluted earnings per share calculations for the years ended December 31, 2010, 2009 and 2008, respectively.
4. Asset Acquisitions
     In February 2008, the Company entered into a definitive agreement to purchase three jackup drilling rigs and related equipment for $320.0 million. The Company completed the purchase of the Hercules 350 and the Hercules 261 and related equipment during March 2008, while the purchase of the Hercules 262 and related equipment was completed in May 2008.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
5. Dispositions
     From time to time the Company enters into agreements to sell assets. The following table provides information related to the sale of several of the Company’s jackup rigs and barges during the years ended December 31, 2010, 2009 and 2008 (in thousands):

Rig	Segment	Period of Sale	Proceeds	Gain/(Loss)
2010:
Various (a)	Inland	March 2010	$2,200	$1,753
Various (a)	Inland	April 2010	800	410
Hercules 191	Domestic Offshore	April 2010	5,000	3,067
Hercules 255	Domestic Offshore	September 2010	5,000	3,180
Hercules 155	Domestic Offshore	December 2010	4,800	3,969

			$17,800	$12,379

2009:
Hercules 100	Domestic Offshore	August 2009	$2,000	$295
Hercules 110 (b)	International Offshore	August 2009	10,000	—
Hercules 20	Inland	September 2009	200	139
Hercules 21	Inland	November 2009	400	432

			$12,600	$866

2008:
Hercules 256	Domestic Offshore	May 2008	$8,500	$—

(a)	The Company entered into an agreement to sell six of its retired barges for $3.0 million. The sale of 3 barges closed in each of March and April 2010.

(b)	The Company realized approximately $26.9 million ($13.1 million, net of tax) of impairment charges related to the write-down of the Hercules 110 to fair value less costs to sell during the second quarter of 2009 (See Note 12).
     In November 2010, the Company entered into an agreement to sell its retired jackups Hercules 190 and Hercules 254 for a total of $4.0 million for both jackups, which is expected to close in the first quarter of 2011. The financial information for Hercules 190 and Hercules 254 has been reported as part of the Domestic Offshore segment (See Note 17).
6. Discontinued Operations
     In May 2011, the Company sold substantially all of the assets and certain liabilities of its Delta Towing segment (See Note 1). In the fourth quarter of 2007, the Company sold its nine land rigs and related equipment. The results of operations of the Delta Towing segment are reflected in the Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008 as discontinued operations. Additionally, the wind down costs of the land rig operations are reflected in the Consolidated Statements of Operations for the years ended December 31, 2009 and 2008 as discontinued operations.
     Interest charges have been allocated to the discontinued operations of the Delta Towing segment in accordance with FASB Codification Topic 205-20, Discontinued Operations. The interest was allocated based on a pro rata calculation of the net Delta Towing assets sold to the Company’s consolidated net assets. Interest allocated to the discontinued operation was $2.5 million, $2.6 million and $2.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.
     Operating results of the Delta Towing segment and wind down costs of the land rigs were as follows (in thousands):

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))

	Year Ended December 31,
	2010	2009	2008
Revenue	$32,653	$24,490	$60,146

Loss Before Income Taxes	$(4,183)	$(17,660)	$(84,465)
Income Tax (Provision) Benefit	1,682	6,973	(1,032)

Loss from Discontinued Operations, Net of Taxes	$(2,501)	$(10,687)	$(85,497)

7. Long-Term Incentive Awards
Stock-based Compensation
     The company recognizes compensation cost for all share-based payments awarded in accordance with FASB Codification Topic 718, Compensation — Stock Compensation and in accordance with such records the grant date fair value of share-based payments awarded as compensation expense using a straight-line method over the service period. In addition it is required that the excess tax benefit (the amount of the realized tax benefit related to deductible compensation cost in excess of the cumulative compensation cost recognized for financial reporting) be reported as cash flows from financing activities. The Company classified $0.4 million, $5.6 million, and $6.1 million in excess tax benefits as a financing cash inflow for the years ended December 31, 2010, 2009 and 2008, respectively.
     The Company’s 2004 Long-Term Incentive Plan (the “2004 Plan”) provides for the granting of stock options, restricted stock, performance stock awards and other stock-based awards to selected employees and non-employee directors of the Company. At December 31, 2010, approximately 2.4 million shares were available for grant or award under the 2004 Plan. The Compensation Committee of the Company’s Board of Directors selects participants from time to time and, subject to the terms and conditions of the 2004 Plan, determines all terms and conditions of awards. Most of the option and restricted stock grants issued are subject to a three year vesting period with some vesting one-third on each anniversary of the grant date and others vesting on the third anniversary of the grant date. The options when granted have a maximum contractual term of 10 years. The Company issues originally issued shares upon exercise of stock options and for restricted stock grants. The fair value of restricted stock grants was calculated based on the average of the high and low trading price of the Company’s stock on the day of grant for grants prior to 2008. The fair value of restricted stock grants in 2008 and after was calculated based on the closing price of the Company’s stock on the day of grant.
     The unrecognized compensation cost related to the Company’s unvested stock options and restricted stock grants as of December 31, 2010 was $2.6 million and $2.3 million, respectively, and is expected to be recognized over a weighted-average period of 1.4 years and 1.2 years, respectively.
     Cash received from stock option exercises was eighteen thousand dollars and $5.1 million during the years ended December 31, 2010 and 2008, respectively. There were no stock option exercises in 2009.
     The Company recognized $4.4 million, $8.3 million and $12.5 million in employee stock-based compensation expense during the years ended December 31, 2010, 2009 and 2008, respectively. The related income tax benefit recognized for the years ended December 31, 2010, 2009 and 2008 was $1.6 million, $2.9 million and $4.4 million, respectively.
     The fair value of the options granted under the 2004 Plan was estimated on the date of grant using the Trinomial Lattice option pricing model with the following assumptions used:

	2010	2009	2008
Dividend yield	—	—	—
Expected price volatility	45.8%	45.0%	40.8%
Risk-free interest rate	2.7%	2.1%	2.9%
Expected life of options (in years)	6.0	6.0	6.0
Weighted-average fair value of options granted	$1.67	$0.75	$6.35

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     The Company currently uses the historical volatility of its common stock to estimate volatility and it uses the simplified method to estimate the expected life of the options granted.
     The following table summarizes stock option activity under the 2004 Plan as of December 31, 2010 and changes during the year then ended:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
Options	Shares	Price	Term	Value
				(In thousands)
Outstanding at January 1, 2010	4,452,321	$11.36	6.58	$6,145
Granted	1,375,000	3.75
Exercised	(11,051)	1.65
Forfeited	(102,000)	5.29
Expired	(114,298)	18.21

Outstanding at December 31, 2010	5,599,972	9.48	6.44	3,393
Vested or Expected to Vest at December 31, 2010	5,410,499	9.16	6.40	3,330
Exercisable at December 31, 2010	2,909,706	14.39	4.51	1,285
     The intrinsic value of options exercised during 2010 and 2008 was twenty thousand dollars and $11.7 million, respectively. There were no options exercised in 2009.
     The following table summarizes information about restricted stock outstanding as of December 31, 2010 and changes during the year then ended:

		Weighted-
		Average
	Restricted	Grant Date
	Stock	Fair Value
Non-Vested at January 1, 2010	349,077	$25.15
Granted	782,532	3.79
Vested	(170,010)	26.01
Forfeited	(58,352)	7.17

Non-Vested at December 31, 2010	903,247	8.03

     The weighted-average grant date fair value of restricted stock granted during the years ended 2010, 2009 and 2008 was $3.79, $4.82 and $26.12, respectively. The total fair value of restricted stock vested during the years ended 2010, 2009 and 2008 was $0.7 million, $0.4 million and $2.6 million, respectively.
Liability Retention Awards
     In December 2010, the Compensation Committee of the Company’s Board of Directors approved retention and incentive arrangements for the Company’s Chief Executive Officer, consisting of three separate awards.
     Vesting under each award is conditioned upon continuous employment with the Company from the date of grant until the earlier of a specified vesting date or a change in control of the Company. Subject to the satisfaction of all vesting requirements, awards are payable in cash based on the product of the number of shares of Common Stock specified in the award, the percentage of that number of shares that vest under the award and the average price of the Common Stock for the 90 days prior to the date of vesting (“Average Share Price”).

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     The grant date of each of the three awards is January 1, 2011. Vesting of any award and the amount payable under any vested award do not affect vesting or the amount payable under any of the other awards. Subject to vesting, all awards are payable in cash within thirty days of vesting. No shares of common stock are issuable under any of the awards. These awards will be accounted for under stock-compensation principles of accounting as liability instruments. The fair value of these awards will be remeasured based on the awards’ estimated fair value at the end of each reporting period and will be recorded to expense over the vesting period.
     The first award is a Special Retention Agreement (the “Agreement”), which provides for a cash payment based on 500,000 shares of the Company’s common stock, subject to vesting. Upon satisfaction of vesting requirements, 100% of the amount under the Agreement becomes vested on December 31, 2013 and the payout will equal the product of 500,000 and the lesser of the Average Share Price and $10.00. If all of the requirements necessary for vesting of this award are not met, no amounts become vested and no amount is payable.
     The second and third awards are performance awards under the 2004 Plan (“Performance Awards”). Each Performance Award provides for a cash payment, subject to vesting, based on 250,000 shares of the Company’s common stock. Upon satisfaction of vesting requirements, 100% of the first Performance Award will vest on December 31, 2013, and 100% of the second Performance Award will vest on March 31, 2014. Under each Performance Award, vesting is subject to the further requirement that the Average Share Price is at least $5.00. Subject to the satisfaction of the vesting requirements, the payout of each Performance Award shall be equal to the product of (1) 250,000, (2) the Average Share Price or $10.00, whichever is less, divided by $10.00, and (3) the lesser of the Average Share Price or $10.00. If the requirements necessary for vesting of a Performance Award are met, the amount payable in cash under each of the Performance Awards shall be not less than $625,000 and not more than $2,500,000.
8. Accrued Liabilities
     Accrued liabilities are comprised of the following (in thousands):

	December 31,
	2010	2009
Accrued Liabilities:
Taxes other than Income	$15,548	$9,435
Accrued Payroll and Employee Benefits	25,068	29,283
Accrued Self-Insurance Claims	19,106	28,768
Other	139	287

	$59,861	$67,773

9. Benefit Plans
     The Company currently has two 401(k) plans in which substantially all U.S. employees are eligible to participate. Under the Hercules plan and Delta Towing plan prior to April 1, 2009, the Company matched participant contributions equal to 100% of the first 6% of a participant’s eligible compensation. However, under the Hercules plan, the Company match was reduced to 100% of the first 3% of participant eligible compensation on April 1, 2009 and subsequently eliminated on August 1, 2009. In addition, under the Delta Towing plan, the Company match was reduced to 100% of the first 3% of participant eligible compensation on April 1, 2009 and subsequently eliminated on October 1, 2009. The Company made total matching contributions of $3.4 million and $8.6 million for the years ended December 31, 2009 and 2008, respectively. The Company made no matching contributions in the year ended December 31, 2010.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
10. Debt
     Debt is comprised of the following (in thousands):

	December 31,	December 31,
	2010	2009
Term Loan Facility, due July 2013	$475,156	$482,852
10.5% Senior Secured Notes, due October 2017	292,935	292,272
3.375% Convertible Senior Notes, due June 2038	86,488	83,071
7.375% Senior Notes, due April 2018	3,511	3,512

Total Debt	858,090	861,707
Less Short-term Debt and Current Portion of Long-term Debt	4,924	4,952

Total Long-term Debt, Net of Current Portion	$853,166	$856,755

     The following is a summary of scheduled long-term debt maturities by year (in thousands):

2011	$4,924
2012	4,924
2013	551,796
2014	—
2015	—
Thereafter	296,446

$858,090

     Senior secured Credit Agreement
     In connection with the July 2007 acquisition of TODCO, the Company obtained a $1,050.0 million credit facility, consisting of a $900.0 million term loan facility and a $150.0 million revolving credit facility which is governed by the credit agreement (“Credit Agreement”). The proceeds from the term loan were used, together with cash on hand, to finance the cash portion of the Company’s acquisition of TODCO, to repay amounts under TODCO’s senior secured credit facility outstanding at the closing of the facility and to make certain other payments in connection with the Company’s acquisition of TODCO. In connection with the term loan facility, the Company entered into derivative instruments with the purpose of hedging future interest payments (See Note 11). In April 2008, the Company entered into an agreement to increase the revolving credit facility to $250.0 million and in each of July 2009 and March 2011, the terms of the Credit Agreement were amended. The substantial changes to the terms of the Credit Agreement related to the July 2009 and March 2011 amendments are further described:
     July 2009 Credit Amendment
     On July 27, 2009 the Company amended its Credit Agreement (“2009 Credit Amendment”) in order to revise its covenants to be more favorable to the Company. A fee of 0.50%, which approximated $4.8 million, was paid to lenders consenting to the 2009 Credit Amendment based on their total commitment. The Company recognized a pretax charge of $10.8 million, $7.0 million net of tax, related to the write off of unamortized issuance costs in connection with the 2009 Credit Amendment. The 2009 Credit Amendment reduced the revolving credit facility by $75.0 million to $175.0 million. The commitment fee on the revolving credit facility increased from 0.375% to 1.00% and the letter of credit fee with respect to the undrawn amount of each letter of credit issued under the revolving credit facility increased from 1.75% to 4.00% per annum. The availability under the $175.0 million revolving credit facility must be used for working capital, capital expenditures and other general corporate purposes and cannot be used to prepay the term loan. Additionally, the 2009 Credit Amendment established a minimum London Interbank Offered Rate (“LIBOR”) of 2.00% for Eurodollar Loans, a minimum rate of 3.00% with respect to Alternative Base Rate (“ABR”) Loans, and increased the margin applicable to Eurodollar Loans and ABR Loans, subject to a grid based on the aggregate principal amount of the term loans outstanding as follows ($ in millions):

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))

Principal Amount Outstanding		Margin Applicable to:
Less than or equal to:	Greater than:	Eurodollar Loans	ABR Loans
$882.00	$684.25	6.50%	5.50%
684.25	484.25	5.00%	4.00%
484.25	—	4.00%	3.00%
     The 2009 Credit Amendment also modified certain provisions of the Credit Agreement to, among other things:
•	Eliminate the requirement that the Company comply with the total leverage ratio financial covenant for the nine month period commencing October 1, 2009 and ending on June 30, 2010.

•	Amend the maximum total leverage ratio that the Company must comply with. The total leverage ratio for any test period is calculated as the ratio of consolidated indebtedness on the test date to consolidated EBITDA for the trailing twelve months, all as defined in the Credit Agreement.

•	Require the Company to maintain a minimum level of liquidity, measured as the amount of unrestricted cash and cash equivalents on hand and availability under the revolving credit facility, of (i) $100.0 million for the period between October 1, 2009 through December 31, 2010, (ii) $75.0 million during calendar year 2011 and (iii) $50.0 million thereafter. As of December 31, 2010, as calculated pursuant to the Credit Agreement, the Company’s total liquidity was $300.2 million.

•	Revise the consolidated fixed charge coverage ratio definition and reduce the minimum fixed charge coverage ratio that the Company must maintain to the following schedule:

Fixed Charge
Period			Coverage Ratio
July 1, 2009	—	December 31, 2011	1.00 to 1.00
January 1, 2012	—	March 31, 2012	1.05 to 1.00
April 1, 2012	—	June 30, 2012	1.10 to 1.00
July 1, 2012 and thereafter			1.15 to 1.00
–	The consolidated fixed charge coverage ratio for any test period is defined as the sum of consolidated EBITDA for the test period plus an amount that may be added for the purpose of calculating the ratio for such test period, not to exceed $130.0 million in total during the term of the credit facility, to consolidated fixed charges for the test period adjusted by an amount not to exceed $110.0 million during the term of the credit facility to be deducted from capital expenditures, all as defined in the Credit Agreement. As of December 31, 2010, the Company’s fixed charge coverage ratio was 1.66 to 1.00.
•	Require mandatory prepayments of debt outstanding under the Credit Agreement with 100% of excess cash flow as defined in the Credit Agreement for the fiscal year ending December 31, 2009 and 50% of excess cash flow as defined in the Credit Agreement for the fiscal years ending December 31, 2010, 2011 and 2012, and with proceeds from:
–	unsecured debt issuances, with the exception of refinancing;

–	secured debt issuances;

–	casualty events not used to repair damaged property;

–	sales of assets in excess of $25 million annually; and

–	unless the Company has achieved a specified leverage ratio, 50% of proceeds from equity issuances, excluding those for permitted acquisitions or to meet the minimum liquidity requirements.
     March 2011 Credit Amendment
     On March 3, 2011, the Company amended its Credit Agreement (“2011 Credit Amendment”) to, among other things:

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
–	Allow for the use of cash to purchase assets from Seahawk Drilling, Inc. (“Seahawk”), to the extent set forth in the Company’s previously disclosed Asset Purchase Agreement with Seahawk;

–	Exempt the pro forma treatment of historical results from the Seahawk assets with respect to the calculation of the financial covenants in the Credit Agreement;

–	Increase the Company’s investment basket to $50 million from $25 million; and

–	Revise the covenant threshold levels of the Total Leverage Ratio, as defined in the Credit Agreement, to the following schedule:

		Amended Total	Amended Total
		Leverage Ratio	Leverage Ratio
		(If Seahawk	(If Seahawk
		Acquisition	Acquisition
		has been	has not been
		consummated	consummated
		during or prior	during or prior
		to the relevant	to the relevant
Test Date	Previous Total Leverage Ratio	Test Period)	Test Period)
September 30, 2010	8.00 to 1.00	No Change	No Change
December 31, 2010	7.50 to 1.00	No Change	No Change
March 31, 2011	7.00 to 1.00	No Change	No Change
June 30, 2011	6.75 to 1.00	No Change	No Change
September 30, 2011	6.00 to 1.00	7.50 to 1.00	7.50 to 1.00
December 31, 2011	5.50 to 1.00	7.75 to 1.00	7.75 to 1.00
March 31, 2012	5.25 to 1.00	7.50 to 1.00	7.75 to 1.00
June 30, 2012	5.00 to 1.00	7.25 to 1.00	7.50 to 1.00
September 30, 2012	4.75 to 1.00	6.75 to 1.00	7.00 to 1.00
December 31, 2012	4.50 to 1.00	6.25 to 1.00	6.50 to 1.00
March 31, 2013	4.25 to 1.00	6.00 to 1.00	6.25 to 1.00
June 30, 2013	4.00 to 1.00	5.75 to 1.00	6.00 to 1.00
–	At December 31, 2010, the Company’s total leverage ratio was 5.06 to 1.00.
     In addition, the interest rates on borrowings under the Credit Facility will increase to 5.50% plus LIBOR for Eurodollar Loans and 4.50% plus the Alternate Base Rate for ABR Loans, compared to prior rates of 4.00% plus LIBOR for Eurodollar Loans and 3.00% plus the Alternate Base Rate for ABR Loans. The minimum LIBOR of 2.00% for Eurodollar Loans, or a minimum base rate of 3.00% with respect to ABR Loans, which was established with the 2009 Credit Amendment, remains. The Company also agreed to pay consenting lenders an upfront fee of 0.25% on their commitment, or approximately $1.4 million. Including agent bank fees and expenses the Company’s total cost is approximately $2.0 million. Total commitments on the revolving credit facility, which is currently unfunded, will be reduced to $140.0 million from $175.0 million.
     Other Terms and Conditions
     The Company’s obligations under the Credit Agreement are secured by liens on a majority of its vessels and substantially all of its other personal property. Substantially all of the Company’s domestic subsidiaries, and several of its international subsidiaries,

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
guarantee the obligations under the Credit Agreement and have granted similar liens on the majority of their vessels and substantially all of their other personal property.
     Other covenants contained in the Credit Agreement restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, debt issuances, liens, investments, convertible notes repurchases and affiliate transactions. The Credit Agreement also contains a provision under which an event of default on any other indebtedness exceeding $25.0 million would be considered an event of default under the Company’s Credit Agreement.
     The Credit Agreement requires that the Company meet certain financial ratios and tests, which it met as of December 31, 2010. The Company’s failure to comply with such covenants would result in an event of default under the Credit Agreement. Additionally, in order to maintain compliance with our financial covenants, borrowings under our revolving credit facility may be limited to an amount less than the full amount of remaining availability after outstanding letters of credit. An event of default could prevent the Company from borrowing under the revolving credit facility, which would in turn have a material adverse effect on the Company’s available liquidity. Furthermore, an event of default could result in the Company having to immediately repay all amounts outstanding under the credit facility, the 10.5% Senior Secured Notes and the 3.375% Convertible Senior Notes and in the foreclosure of liens on its assets.
     Other than the required prepayments as outlined previously, the principal amount of the term loan amortizes in equal quarterly installments of approximately $1.2 million, with the balance due on July 11, 2013. All borrowings under the revolving credit facility mature on July 11, 2012. Interest payments on both the revolving and term loan facility are due at least on a quarterly basis and in certain instances, more frequently. In addition to its scheduled payments, during the fourth quarter of 2009, the Company used the net proceeds from the equity issuance pursuant to the partial exercise of the underwriters’ over-allotment option and the 10.5% Senior Secured Notes due 2017, which approximated $287.5 million, as well as cash on hand to retire $379.6 million of the outstanding balance on the Company’s term loan facility. In connection with the early retirement, the Company recorded a pretax charge of $1.6 million, $1.0 million, net of tax, related to the write off of unamortized issuance costs (See Note 1).
     As of December 31, 2010, no amounts were outstanding and $11.5 million in standby letters of credit had been issued under the revolving credit facility, therefore the remaining availability under this revolving credit facility was $163.5 million. As of December 31, 2010, $475.2 million was outstanding on the term loan facility and the interest rate was 6.00%. The annualized effective rate of interest was 8.29% for the year ended December 31, 2010 after giving consideration to revolver fees and derivative activity. As of March 3, 2011, the effective date of the 2011 Credit Amendment, the credit facility consisted of a $475.2 million term loan and a $140.0 million revolving credit facility, which had remaining availability of $129.1 million as $10.9 million in standby letters of credit were outstanding under it.
10.5% senior secured notes due 2017
     On October 20, 2009, the Company completed an offering of $300.0 million of senior secured notes at a coupon rate of 10.5% (“10.5% Senior Secured Notes”) with a maturity in October 2017. The interest on the 10.5% Senior Secured Notes is payable in cash semi-annually in arrears on April 15 and October 15 of each year, which commenced on April 15, 2010, to holders of record at the close of business on April 1 or October 1. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. The notes were sold at 97.383% of their face amount to yield 11.0% and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. The Company used the net proceeds of approximately $284.4 million from the offering to repay a portion of the indebtedness outstanding under its term loan facility. The notional amount of the 10.5% Senior Secured Notes, its unamortized discount and its net carrying amount was $300.0 million, $7.1 million and $292.9 million, respectively, as of December 31, 2010 and $300.0 million, $7.7 million and $292.3 million, respectively, as of December 31, 2009. The unamortized discount is being amortized to interest expense over the life of the 10.5% Senior Secured Notes which ends in October 2017. During the year ended December 31, 2010, the Company recognized $32.1 million, $20.8 million, net of tax, in interest expense, or $0.18 per diluted share, at an effective rate of 11%, of which $31.4 million related to the coupon rate of 10.5% and $0.7 million related to discount amortization. During the year ended December 31, 2009, the Company recognized $6.4 million, $4.2 million, net of tax, in interest expense, or $0.04 per diluted share, at an effective rate of 11%, of which $6.3 million related to the coupon rate of 10.5% and $0.1 million related to discount amortization.
     The notes are guaranteed by all of the Company’s existing and future restricted subsidiaries that incur or guarantee indebtedness under a credit facility, including the Company’s existing credit facility. The notes are secured by liens on all collateral that secures the Company’s obligations under its secured credit facility, subject to limited exceptions. The liens securing the notes share on an

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
equal and ratable first priority basis with liens securing the Company’s credit facility. Under the intercreditor agreement, the collateral agent for the lenders under the Company’s secured credit facility is generally entitled to sole control of all decisions and actions.
     All the liens securing the notes may be released if the Company’s secured indebtedness, other than these notes, does not exceed the lesser of $375.0 million and 15.0% of our consolidated tangible assets. The Company refers to such a release as a “collateral suspension.” If a collateral suspension is in effect, the notes and the guarantees will be unsecured, and will effectively rank junior to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. If, after any such release of liens on collateral, the aggregate principal amount of the Company’s secured indebtedness, other than these notes, exceeds the greater of $375.0 million and 15.0% of its consolidated tangible assets, as defined in the indenture, then the collateral obligations of the Company and guarantors will be reinstated and must be complied with within 30 days of such event.
     The indenture governing the notes contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries to:
•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets;

•	create liens;

•	enter into agreements that restrict dividends and other payments by restricted subsidiaries;

•	engage in transactions with its affiliates; and

•	consolidate, merge or transfer all or substantially all of its assets.
     The indenture governing the notes also contains a provision under which an event of default by the Company or by any restricted subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the indenture if such default: a) is caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
     Prior to October 15, 2012, the Company may redeem the notes with the net cash proceeds of certain equity offerings, at a redemption price equal to 110.50% of the aggregate principal amount plus accrued and unpaid interest; provided, that (i) after giving effect to any such redemption, at least 65% of the notes originally issued would remain outstanding immediately after such redemption and (ii) the Company makes such redemption not more than 90 days after the consummation of such equity offering. In addition, prior to October 15, 2013, the Company may redeem all or part of the notes at a price equal to 100% of the aggregate principal amount of notes to be redeemed, plus the applicable premium, as defined in the indenture, and accrued and unpaid interest.
     On or after October 15, 2013, the Company may redeem the notes, in whole or part, at the redemption prices set forth below, together with accrued and unpaid interest to the redemption date.

Year	Optional Redemption Price
2013	105.2500%
2014	102.6250%
2015	101.3125%
2016 and thereafter	100.0000%
     If the Company experiences a change of control, as defined, it must offer to repurchase the notes at an offer price in cash equal to 101% of their principal amount, plus accrued and unpaid interest. Furthermore, following certain asset sales, the Company may be required to use the proceeds to offer to repurchase the notes at an offer price in cash equal to 100% of their principal amount, plus accrued and unpaid interest.
3.375% convertible senior notes due 2038
     On June 3, 2008, the Company completed an offering of $250.0 million convertible senior notes at a coupon rate of 3.375% (“3.375% Convertible Senior Notes”) with a maturity in June 2038. The interest on the 3.375% Convertible Senior Notes is payable in cash semi-annually in arrears, on June 1 and December 1 of each year until June 1, 2013, after which the principal will accrete at an annual yield to maturity of 3.375% per year. The Company will also pay contingent interest during any six-month interest period

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
commencing June 1, 2013, for which the trading price of these notes for a specified period of time equals or exceeds 120% of their accreted principal amount. The notes will be convertible under certain circumstances into shares of the Company’s common stock (“Common Stock”) at an initial conversion rate of 19.9695 shares of Common Stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $50.08 per share. Upon conversion of a note, a holder will receive, at the Company’s election, shares of Common Stock, cash or a combination of cash and shares of Common Stock. At December 31, 2010, the number of conversion shares potentially issuable in relation to the 3.375% Convertible Senior Notes was 1.9 million. The Company may redeem the notes at its option beginning June 6, 2013, and holders of the notes will have the right to require the Company to repurchase the notes on June 1, 2013 and certain dates thereafter or on the occurrence of a fundamental change. Net proceeds of $243.5 million were used to purchase approximately 1.45 million shares, or $49.2 million, of the Company’s common stock, to repay outstanding borrowings under its senior secured revolving credit facility which totaled $100.0 million at the time of the offering and for other general corporate purposes.
     The indenture governing the 3.375% Convertible Senior Notes contains a provision under which an event of default by the Company or by any subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the indenture if such default is: a) caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
     As of January 1, 2009, the Company was required to adopt the provisions of FASB Codification Topic 470-20, Debt — Debt with Conversion and Other Options, with retrospective application to the terms of the 3.375% Convertible Senior Notes as they existed for all periods presented (See Note 1). The Consolidated Statements of Operations for the year ended December 31, 2008 has been restated to reflect the adoption. The restatement of the Consolidated Statements of Operations for the year ended December 31, 2008 resulted in the Company recognizing $4.3 million, $2.8 million, net of tax, in interest expense, or $0.03 per diluted share, related to discount amortization as well as $15.0 million, $9.7 million, net of tax, or $0.11 per diluted share, to reduce the gain on early retirement of debt associated with the December 2008 redemption.
     The carrying amount of the equity component of the 3.375% Convertible Senior Notes was $30.1 million at both December 31, 2010 and December 31, 2009. The principal amount of the liability component of the 3.375% Convertible Senior Notes, its unamortized discount and its net carrying amount was $95.9 million, $9.4 million and $86.5 million, respectively, as of December 31, 2010 and $95.9 million, $12.8 million and $83.1 million, respectively, as of December 31, 2009. The unamortized discount is being amortized to interest expense over the expected life of the 3.375% Convertible Senior Notes which ends June 1, 2013. During the year ended December 31, 2010, the Company recognized $6.7 million, $4.3 million, net of tax, in interest expense, or $0.04 per diluted share, at an effective rate of 7.93%, of which $3.3 million related to the coupon rate of 3.375% and $3.4 million related to discount amortization. During the year ended December 31, 2009, the Company recognized $8.2 million, $5.3 million, net of tax, in interest expense, or $0.05 per diluted share, at an effective rate of 7.93%, of which $4.2 million related to the coupon rate of 3.375% and $4.0 million related to discount amortization.
     The Company determined that upon maturity or redemption, it has the intent and ability to settle the principal amount of its 3.375% Convertible Senior Notes in cash, and any additional conversion consideration spread (the excess of conversion value over face value) in shares of the Company’s Common Stock. There were no stock equivalents to exclude from the calculation of the dilutive effect of stock equivalents for the diluted earnings per share calculations for the years ended December 31, 2010, 2009 and 2008 related to the assumed conversion of the 3.375% Convertible Senior Notes under the if-converted method as there was no excess of conversion value over face value in any period.
     During December 2008, the Company redeemed $73.2 million accreted principal amount, or $88.2 million aggregate principal amount of the 3.375% Convertible Senior Notes for a cost of $44.8 million resulting in a gain of $28.4 million. In addition, the Company expensed $2.1 million of unamortized issuance costs in connection with the redemption. In April 2009, the Company repurchased $20.0 million aggregate principal amount of the 3.375% Convertible Senior Notes for a cost of $6.1 million, resulting in a gain of $10.7 million. In addition, the Company expensed $0.4 million of unamortized issuance costs in connection with the retirement. In June 2009, the Company retired $45.8 million aggregate principal amount of its 3.375% Convertible Senior Notes in exchange for the issuance of 7,755,440 shares of Common Stock valued at $4.38 per share and payment of accrued interest, resulting in a gain of $4.4 million. In addition, the Company expensed $1.0 million of unamortized issuance costs in connection with the retirement. In accordance with FASB Codification Topic 470-20 Debt — Debt with Conversion and Other Options, the settlement consideration was allocated to the extinguishment of the liability component in an amount equal to the fair value of that component immediately prior to extinguishment, with the difference between this allocation and the net carrying amount of the liability component and unamortized debt issuance costs recognized as a gain or loss on debt extinguishment. If there would have been any

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
remaining settlement consideration, it would have been allocated to the reacquisition of the equity component and recognized as a reduction of Stockholders’ Equity.
Other debt
     In connection with the TODCO acquisition in July 2007, one of our domestic subsidiaries assumed approximately $3.5 million of 7.375% Senior Notes due in April 2018. There are no financial or operating covenants associated with these notes.
11. Derivative Instruments and Hedging
     The Company is required to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge, or a hedge of a net investment in a foreign operation.
     The Company periodically uses derivative instruments to manage its exposure to interest rate risk, including interest rate swap agreements to effectively fix the interest rate on variable rate debt and interest rate collars to limit the interest rate range on variable rate debt. These hedge transactions have historically been accounted for as cash flow hedges.
     For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the period or periods during which the hedged transaction affects earnings. The effective portion of the interest rate swaps and collar hedging the exposure to variability in expected future cash flows due to changes in interest rates is reclassified into interest expense. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, or hedged components excluded from the assessment of effectiveness, is recognized in interest expense.
     In July 2007, the Company entered into a zero cost LIBOR collar on $300.0 million of term loan principal with a final settlement date of October 1, 2010, which was settled on October 1, 2010 per the agreement with a cash payment of $3.4 million, with a ceiling of 5.75% and a floor of 4.99%. The counterparty was obligated to pay the Company in any quarter that actual LIBOR reset above 5.75% and the Company paid the counterparty in any quarter that actual LIBOR reset below 4.99%. The terms and settlement dates of the collar matched those of the term loan through July 27, 2009, the date of the 2009 Credit Amendment.
     As a result of the inclusion of a LIBOR floor in the Credit Agreement, the Company determined, as of July 27, 2009 and on an ongoing basis, that the interest rate collar (which was settled on October 1, 2010) will not be highly effective in achieving offsetting changes in cash flows attributable to the hedged interest rate risk during the period that the hedge was designated. As such, the Company discontinued cash flow hedge accounting for the interest rate collar as of July 27, 2009. Because cash flow hedge accounting was not applied to this instrument, changes in fair value related to the interest rate collar subsequent to July 27, 2009 were recorded in earnings. As a result of discontinuing the cash flow hedging relationship, the Company recognized a decrease in fair value of $0.3 million and $1.7 million related to the hedge ineffectiveness of its interest rate collar as Interest Expense in its Consolidated Statements of Operations for the years ended December 31, 2010 and 2009, respectively.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     The following table provides the fair values of the Company’s interest rate derivatives (in thousands):

December 31, 2009
Balance Sheet	Fair
Classification	Value
Derivatives(a):
Interest rate contracts:
Other	$—

Total Asset Derivatives	$—

Other Current Liabilities	$10,312
Other Liabilities	—

Total Liability Derivatives	$10,312

(a)	These interest rate contracts were designated as cash flow hedges through July 27, 2009.
     The following table provides the effect of the Company’s interest rate derivatives on the Consolidated Statements of Operations (in thousands):

	Year Ended December 31,
	2010	2009	2008		2010	2009	2008		2010	2009	2008
Derivatives(a)	I.			II.	III.			IV.	V.
Interest rate contracts	$—	$(1,654)	$(11,849)	Interest Expense	$(8,881)	$(16,636)	$(7,745)	Interest Expense	$(264)	$(1,706)	$—

(a)	These interest rate contracts were designated as cash flow hedges through July 27, 2009.

I.	Amount of Gain (Loss), Net of Taxes Recognized in Other Comprehensive Income (Loss) on Derivative (Effective Portion)

II.	Classification of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Loss) (Effective Portion)

III.	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Loss) (Effective Portion)

IV.	Classification of Gain (Loss) Recognized in Income (Loss) on Derivative

V.	Amount of Gain (Loss) Recognized in Income (Loss) on Derivative
A summary of the changes in Accumulated Other Comprehensive Loss (in thousands):

Cumulative unrealized loss, net of tax of $4,371 as of December 31, 2007	$(8,117)
Reclassification of losses into net income, net of tax of $2,711	5,034
Other comprehensive losses, net of tax of $6,380	(11,849)

Cumulative unrealized loss, net of tax of $8,040, as of December 31, 2008	$(14,932)
Reclassification of losses into net income, net of tax of $5,823	10,813
Other comprehensive losses, net of tax of $891	(1,654)

Cumulative unrealized loss, net of tax of $3,108, as of December 31, 2009	$(5,773)
Reclassification of losses into net income, net of tax of $3,108	5,773

Cumulative unrealized loss, net of tax, as of December 31, 2010	$—

12. Fair Value Measurements
     FASB ASC Topic 820-10, Fair Value Measurements and Disclosures defines fair value, establishes a framework for measuring

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
fair value under generally accepted accounting principles and expands disclosures about fair value measurements; however, it does not require any new fair value measurements, rather, its application is made pursuant to other accounting pronouncements that require or permit fair value measurements.
     Fair value measurements are generally based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. FASB ASC Topic 820-10, Fair Value Measurements and Disclosures includes a fair value hierarchy that is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy consists of the following three levels:

Level 1	-	Inputs are quoted prices in active markets for identical assets or liabilities.

Level 2	-	Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.

Level 3	-	Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
     As of January 1, 2010, the Company adopted the FASB ASU 2010-06 which requires additional disclosures about the various classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements and the transfers between Levels 1, 2, and 3. The requirement for disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements are effective for interim and annual reporting periods beginning after December 15, 2010 and will be adopted by the Company on January 1, 2011 (See Note 1).
     As of December 31, 2009 the fair value of the Company’s interest rate derivative was in a liability position in the amount of $10.3 million. The fair value of the interest rate derivative was determined based on a discontinued cash flow approach using market observable inputs.
     The following table represents our derivative liabilities measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

Quoted Prices in
	Total	Active Markets for
	Fair Value	Identical Asset or	Significant Other	Significant
	Measurement	Liability	Observable Inputs	Unobservable Inputs
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)

Interest Rate Contracts	$10,312	$—	$10,312	$—
     There were no derivative liabilities outstanding at December 31, 2010.
     The following tables represent our assets measured at fair value on a non-recurring basis for which an impairment measurement was made as of December 31, 2010 and 2009 (in thousands):

		Quoted Prices in	Significant
	Total	Active Markets for	Other	Significant
	Fair Value	Identical Asset or	Observable	Unobservable
	Measurement	Liability	Inputs	Inputs	Total
	December 31, 2010	(Level 1)	(Level 2)	(Level 3)	Gain (Loss)

Property and Equipment, Net	$27,848	$—	$—	$27,848	$(125,136)
     The Company incurred $125.1 million ($81.3 million, net of tax) in impairment of property and equipment charges related to certain of its assets of which $2.4 million ($1.5 million, net of tax) related to its Delta Towing segment and is included in Loss from Discontinued Operations, Net of Tax in the Consolidated Statement of Operations for the Year ended December 31, 2010 (See Note 1). The property, plant and equipment was valued based on the discounted cash flows associated with the assets which included

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
management’s estimate of sales proceeds less costs to sell.

		Quoted Prices in	Significant
	Total	Active Markets for	Other	Significant
	Fair Value	Identical Asset or	Observable	Unobservable
	Measurement	Liability	Inputs	Inputs	Total
	December 31, 2009	(Level 1)	(Level 2)	(Level 3)	Gain (Loss)

Assets Held for Sale	$—	$—	$—	$—	$(26,882)
     Long-lived assets held for sale at December 31, 2008 were written down to their fair value less costs to sell of $9.8 million in the second quarter of 2009, resulting in an impairment charge of approximately $26.9 million ($13.1 million, net of tax) related to Hercules 110. The sale of Hercules 110 was completed in August 2009 (See Note 5).
13. Supplemental Cash Flow Information

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Cash paid during the period for:
Interest, net of capitalized interest	$76,993	$62,297	$55,865
Income taxes	22,092	26,942	42,854
     During 2009 and 2008, the Company capitalized interest of $0.3 million and $8.8 million, respectively. The Company did not capitalize interest in 2010.
     The Company had non-cash financing activities related to its June 2009 retirement of $45.8 million aggregate principal amount of its 3.375% Convertible Senior Notes in exchange for the issuance of 7,755,440 shares of Common Stock valued at $4.38 per share ($34.0 million) and payment of accrued interest, resulting in a gain of $4.4 million (See Note 10).
14. Concentration of Credit Risk
     The Company maintains its cash in bank deposit accounts at high credit quality financial institutions or in highly rated money market funds as permitted by its Credit Agreement. The balances, at many times, exceed federally insured limits.
     The Company provides services to a diversified group of customers in the oil and natural gas exploration and production industry. Credit is extended based on an evaluation of each customer’s financial condition. The Company maintains an allowance for doubtful accounts receivable based on expected collectability and establishes a reserve when payment is unlikely to occur.
15. Sales to Major Customers
     The Company’s customers primarily include major integrated energy companies, independent oil and natural gas operators and national oil companies. Sales to customers exceeding 10 percent or more of the Company’s total revenue are as follows:

	Year Ended December 31,
	2010	2009	2008
Oil and Natural Gas Corporation Limited (a)	20%	16%	8%
Chevron Corporation (b)	17	14	12
Saudi Aramco (a)	14	13	—
PEMEX Exploración y Producción (“PEMEX”) (a)	3	10	8

(a)	Revenue included in the Company’s International Offshore segment.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))

(b)	Revenue included in the Company’s Domestic Offshore, Domestic Liftboats and International Liftboats segments.
16. Income Taxes
     Income (loss) before income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009	2008
United States	$(314,293)	$(256,659)	$(1,185,482)
Foreign	94,260	102,798	112,575

Total	$(220,033)	$(153,861)	$(1,072,907)

The income tax (benefit) provision consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009	2008
Current-United States	$—	$(14,853)	$8,207
Current-foreign	8,752	35,144	31,103
Current-state	76	(9,082)	1,343

Current income tax provision	8,828	11,209	40,653

Deferred-United States	(100,569)	(76,613)	(101,164)
Deferred-foreign	3,748	61	(5,683)
Deferred-state	53	(7,471)	(8,820)

Deferred income tax benefit	(96,768)	(84,023)	(115,667)

Total income tax benefit	$(87,940)	$(72,814)	$(75,014)

The components of and changes in the net deferred taxes were as follows (in thousands):

		December 31,
		2010	2009
Deferred tax assets:
Net operating loss carryforward (Federal, State & Foreign)		$144,720	$108,307
Credit carryforwards		14,711	14,677
Accrued expenses		11,530	14,329
Unearned income		1,296	3,417
Intangibles		9,030	5,440
Stock-Based Compensation		7,155	7,046
Other		—	12,622

Deferred tax assets		188,442	165,838

Deferred tax liabilities:
Fixed assets		(290,749)	(369,639)
Convertible Notes		(7,586)	(7,018)
Deferred expenses		(9,148)	(7,602)
Other		(8,028)	(4,493)

Deferred tax liabilities		(315,511)	(388,752)

Net deferred tax liabilities		$(127,069)	$(222,914)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     A reconciliation of statutory and effective income tax rates is as shown below:

	Year Ended December 31,
	2010	2009	2008
Statutory rate	35.0%	35.0%	35.0%
Effect of:
Impairment of Goodwill	—	—	(28.2)
State income taxes	—	8.7	0.7
Taxes on foreign earnings at greater (lesser) than the U.S. statutory rate	7.8	4.2	(0.3)
Uncertain Tax Positions	2.2	(3.1)	(0.2)
Deemed Repatriation of foreign earnings	(3.7)	—	—
Other	(1.3)	2.5	—

Effective rate	40.0%	47.3%	7.0%

     The amount of consolidated U.S. net operating losses (“NOLs”) available as of December 31, 2010 is approximately $413.5 million. These NOLs will expire in the years 2017 through 2030. Because of the TODCO acquisition, the Company’s ability to utilize certain of its tax benefits is subject to an annual limitation, in addition to certain additional limitations resulting from TODCO’s prior transactions. However, the Company believes that, in light of the amount of the annual limitations, it should not have a material effect on the Company’s ability to utilize its tax benefits for the foreseeable future and the Company has not recorded any valuation allowance related to the tax assets. In addition, the Company has $14.7 million of non-expiring alternative minimum tax credits.
     The Company has not recorded deferred income taxes on the remaining undistributed earnings of its foreign subsidiaries because of management’s intent to permanently reinvest such earnings. At December 31, 2010, the aggregate amount of undistributed earnings of the foreign subsidiaries was $153.8 million. Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to U.S. income taxes and foreign withholding taxes. It is not practical, however, to estimate the amount of taxes that may be payable on the remittance of these earnings.
     Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, codified in FASB ASC Topic 740, Income Taxes. Its adoption did not have a material impact on the Company’s financial statements. The Company did not derecognize any tax benefits, nor recognize any interest expense or penalties on unrecognized tax benefits as of the date of adoption. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company recorded interest and penalties of $0.4 million, $6.3 million and $3.1 million through the Consolidated Statement of Operations for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, in 2008 the Company recorded interest and penalties of $6.3 million as a component of goodwill related to the TODCO acquisition.
     The Company, directly or through its subsidiaries, files income tax returns in the United States, and multiple state and foreign jurisdictions. The Company’s tax returns for 2005 through 2009 remain open for examination by the taxing authorities in the respective jurisdictions where those returns were filed. In addition, certain tax returns filed by TODCO and its subsidiaries are open for years prior to 2004, however TODCO tax obligations from periods prior to its initial public offering in 2004 are indemnified by Transocean under the tax sharing agreement, except for the Trinidad and Tobago jurisdiction. The Company’s Trinidadian tax returns are open for examination for the years 2004 through 2009.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     The following table presents the reconciliation of the total amounts of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2010	2009	2008
Balance, beginning of period	$13,529	13,476	—
Gross increases — tax positions in prior periods	—	—	8,009
Gross decreases — tax positions in prior periods	(1,499)	—	—
Gross increases — current period tax positions	—	141	5,467
Settlements	(7,921)	(88)	—

Balance, end of period	$4,109	$13,529	$13,476

     From time to time, our tax returns are subject to review and examination by various tax authorities within the jurisdictions in which we operate or have operated. We are currently contesting tax assessments in Mexico and Venezuela, and may contest future assessments where we believe the assessments are meritless.
     In December 2002, TODCO received an assessment from SENIAT, the national Venezuelan tax authority, relating to calendar years 1998 through 2001. After a series of partial payments and appeals, in July 2009, the Company settled the remaining tax and interest portion of the assessment. Residual penalties of $0.8 million (based on the official exchange rate at December 31, 2010) remain in dispute. The Company, as successor to TODCO, is fully indemnified by TODCO’s former parent, Transocean Ltd. for this issue. The Company does not expect the ultimate resolution of this assessment and settlement to have a material impact on its consolidated financial statements. In January 2008, SENIAT commenced an audit for the 2003 calendar year, which was completed in the fourth quarter of 2008. The Company has not yet received any proposed adjustments from SENIAT for that year.
     In March 2007, a subsidiary of the Company received an assessment from the Mexican tax authorities related to its operations for the 2004 tax year. This assessment contested the Company’s right to certain deductions and also claimed it did not remit withholding tax due on certain of these deductions. In accordance with local statutory requirements, we provided a surety bond for an amount equal to approximately $13 million, which was released in July 2010, to contest these assessments. In 2008, the Mexican tax authorities commenced an audit for the 2005 tax year. During 2010, the Company effectively reached a compromise settlement of all issues for 2004 through 2007. The Company paid $11.6 million and reversed (i) previously provided reserves and (ii) an associated tax benefit in the year which totaled $5.8 million.
     As of December 31, 2010, the Company had Taxes Receivable of $5.6 million which is included in Other on the Consolidated Balance Sheets.
     As of December 31, 2010, the Company has $4.1 million unrecognized tax benefits that, if recognized, would impact the effective income tax rate.
17. Segments
     The Company reports its business activities in six business segments: (1) Domestic Offshore, (2) International Offshore, (3) Inland, (4) Domestic Liftboats, (5) International Liftboats and (6) Delta Towing. The Company eliminates inter-segment revenue and expenses, if any.
     The following describes the Company’s reporting segments as of December 31, 2010:
     Domestic Offshore — includes 22 jackup rigs and three submersible rigs in the U.S. Gulf of Mexico that can drill in maximum water depths ranging from 85 to 350 feet. Eleven of the jackup rigs are either working on short-term contracts or available for contracts and eleven are cold-stacked. All three submersibles are cold-stacked.
     International Offshore — includes eight jackup rigs and one platform rig outside of the U.S. Gulf of Mexico. The Company has two jackup rigs working offshore in each of India and Saudi Arabia, one jackup rig contracted offshore in Malaysia and one platform rig under contract in Mexico. In addition, the Company has one jackup rig warm-stacked and one jackup rig cold-stacked in Bahrain as well as one jackup rig contracted to a customer in Angola, however the rig was on stand-by in Gabon preparing for a new contract.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     Inland — includes a fleet of 6 conventional and 11 posted barge rigs that operate inland in marshes, rivers, lakes and shallow bay or coastal waterways along the U.S. Gulf Coast. Three of the Company’s inland barges are either operating on short-term contracts or available and 14 are cold-stacked.
     Domestic Liftboats — includes 41 liftboats in the U.S. Gulf of Mexico. Thirty-eight are operating or available and three are cold-stacked.
     International Liftboats — includes 24 liftboats. Twenty-one are operating or available offshore West Africa, including five liftboats owned by a third party, one is cold-stacked offshore West Africa and two are operating or available in the Middle East region.
     Delta Towing — the Company’s Delta Towing business operates a fleet of 29 inland tugs, 10 offshore tugs, 34 crew boats, 46 deck barges, 16 shale barges and five spud barges along and in the U.S. Gulf of Mexico and from time to time along the Southeastern coast and in Mexico. Of these vessels, 26 crew boats, 11 inland tugs, three offshore tugs, one deck barge and one spud barge are cold-stacked, and the remaining are working, being repaired or available for contracts.
     The Company’s jackup rigs, submersible rigs and platform rigs are used primarily for exploration and development drilling in shallow waters. The Company’s liftboats are self-propelled, self-elevating vessels with a large open deck space, which provides a versatile, mobile and stable platform to support a broad range of offshore maintenance and construction services throughout the life of an oil or natural gas well.
     In May 2011, the Company sold substantially all of the assets and certain liabilities of its Delta Towing segment (See Notes 1 and 6). The Company has recast the financial information in this footnote as it relates to the Consolidated Statements of Operations to exclude the discontinued operations of Delta Towing.
     Information regarding reportable segments is as follows (in thousands):

	Year Ended December 31, 2010			Year Ended December 31, 2009
		Income (Loss)	Depreciation		Income (Loss)	Depreciation
		from	and		from	and
	Revenue	Operations	Amortization	Revenue	Operations	Amortization
Domestic Offshore (a)	$124,063	$(182,394)	$68,335	$140,889	$(101,855)	$60,775
International Offshore (b)	291,516	56,878	58,275	393,797	97,995	63,808
Inland	21,922	(27,876)	23,516	19,794	(59,095)	32,465
Domestic Liftboats	70,710	12,089	14,698	75,584	4,540	20,267
International Liftboats	116,616	37,211	17,711	88,537	22,427	12,880

	$624,827	$(104,092)	$182,535	$718,601	$(35,988)	$190,195
Corporate	—	(39,335)	3,177	—	(43,481)	3,309

Total Company	$624,827	$(143,427)	$185,712	$718,601	$(79,469)	$193,504

(a)	2010 Income (Loss) from Operations includes an impairment of property and equipment charge of $84.7 million.

(b)	2010 Income (Loss) from Operations includes an impairment of property and equipment charge of $38.0 million. 2009 Income (Loss) from Operations includes an impairment of property and equipment charge of $26.9 million as well as an allowance for doubtful accounts receivable of approximately $26.8 million, related to a customer in West Africa that was contracted to utilize one rig in its International Offshore segment, a non-cash charge of approximately $7.3 million to fully impair the related deferred mobilization and contract preparation costs, partially offset by a $2.5 million reduction in previously accrued contract related operating costs that are not expected to be settled if the receivable is not collected.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))

	Year Ended December 31, 2008
		Income (Loss)	Depreciation
		from	and
	Revenue	Operations	Amortization
Domestic Offshore (a)	$382,358	$(598,856)	$66,850
International Offshore (b)	327,983	(11,647)	37,865
Inland (c)	162,487	(422,152)	43,107
Domestic Liftboats	94,755	16,578	21,317
International Liftboats	85,896	30,872	9,912

	$1,053,479	$(985,205)	$179,051
Corporate	—	(55,643)	2,917

Total Company	$1,053,479	$(1,040,848)	$181,968

(a)	2008 Income (Loss) from Operations includes $507.2 million and $174.6 million in impairment of goodwill and impairment of property and equipment charges, respectively.

(b)	2008 Income (Loss) from Operations includes an impairment of goodwill charge of $150.9 million.

(c)	2008 Income (Loss) from Operations includes $205.5 million and $202.1 million in impairment of goodwill and impairment of property and equipment charges, respectively.

	Total Assets
	December 31,	December 31,
	2010	2009
Domestic Offshore	$772,950	$870,723
International Offshore	712,988	860,252
Inland	136,229	160,354
Domestic Liftboats	86,013	88,942
International Liftboats	167,561	164,221
Delta Towing	56,631	62,563
Corporate	62,937	70,421

Total Company	$1,995,309	$2,277,476

	Year Ended December 31,
	2010	2009	2008 (a)
Capital Expenditures and Deferred Drydocking Expenditures:
Domestic Offshore	$11,133	$8,665	$139,893
International Offshore	6,469	46,246	390,732
Inland	758	9,886	39,739
Domestic Liftboats	9,987	11,025	12,362
International Liftboats	7,470	15,717	8,302
Delta Towing	927	248	4,125
Corporate	314	—	7,200

Total Company	$37,058	$91,787	$602,353

(a)	Includes the purchase of Hercules 350, Hercules 262 and Hercules 261 as well as related equipment (See Note 4).
     A substantial portion of our assets are mobile. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenue generated by such assets during the periods. The following tables present revenue and long-lived assets by country based on the location of the service provided (in thousands):

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))

	Year Ended December 31,
	2010	2009	2008
Operating Revenue:
United States	$216,695	$236,266	$639,602
Saudi Arabia	103,712	109,256	371
India	130,533	122,016	93,544
Mexico	20,126	75,597	90,815
Nigeria	97,163	75,016	83,141
Malaysia	47,071	47,006	17,367
Other (a)	9,527	53,444	128,639

Total	$624,827	$718,601	$1,053,479

	As of December 31,
	2010	2009
Long-Lived Assets:
United States	$971,640	$1,122,294
Saudi Arabia	289,125	311,365
India	136,495	147,497
Mexico	9,365	50,728
Nigeria	106,565	115,656
Malaysia	53,678	58,965
Other (a)	99,427	149,557

Total	$1,666,295	$1,956,062

(a)	Other represents countries in which we operate that individually had operating revenue or long-lived assets representing less than 4% of total operating revenue or total long-lived assets.
18. Commitments and Contingencies
Operating Leases
     The Company has non-cancellable operating lease commitments that expire at various dates through 2017. As of December 31, 2010, future minimum lease payments related to non-cancellable operating leases were as follows (in thousands):

Years Ended December 31,
2011	$4,174
2012	2,404
2013	2,099
2014	2,042
2015	2,078
Thereafter	4,266

Total	$17,063

     Rental expense for all operating leases was $13.2 million, $15.3 million and $13.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
Legal Proceedings
     The Company is involved in various claims and lawsuits in the normal course of business. As of December 31, 2010, management did not believe any accruals were necessary in accordance with FASB Codification Topic 450-20, Contingencies — Loss Contingencies.
     In connection with the July 2007 acquisition of TODCO, the Company assumed certain material legal proceedings from TODCO and its subsidiaries.
     In October 2001, TODCO was notified by the U.S. Environmental Protection Agency (“EPA”) that the EPA had identified a subsidiary of TODCO as a potentially responsible party under CERCLA in connection with the Palmer Barge Line superfund site located in Port Arthur, Jefferson County, Texas. Based upon the information provided by the EPA and the Company’s review of its internal records to date, the Company disputes the Company’s designation as a potentially responsible party and does not expect that the ultimate outcome of this case will have a material adverse effect on its consolidated results of operations, financial position or cash flows. The Company continues to monitor this matter.
     Robert E. Aaron et al. Vs. Phillips 66 Company et al. Circuit Court, Second Judicial District, Jones County, Mississippi. This is the case name used to refer to several cases that have been filed in the Circuit Courts of the State of Mississippi involving 768 persons that allege personal injury or whose heirs claim their deaths arose out of asbestos exposure in the course of their employment by the defendants between 1965 and 2002. The complaints name as defendants, among others, certain of TODCO’s subsidiaries and certain subsidiaries of TODCO’s former parent to whom TODCO may owe indemnity and other unaffiliated defendant companies, including companies that allegedly manufactured drilling related products containing asbestos that are the subject of the complaints. The number of unaffiliated defendant companies involved in each complaint ranges from approximately 20 to 70. The complaints allege that the defendant drilling contractors used asbestos-containing products in offshore drilling operations, land based drilling operations and in drilling structures, drilling rigs, vessels and other equipment and assert claims based on, among other things, negligence and strict liability, and claims authorized under the Jones Act. The plaintiffs seek, among other things, awards of unspecified compensatory and punitive damages. All of these cases were assigned to a special master who has approved a form of questionnaire to be completed by plaintiffs so that claims made would be properly served against specific defendants. Approximately 700 questionnaires were returned and the remaining plaintiffs, who did not submit a questionnaire reply, have had their suits dismissed without prejudice. Of the respondents, approximately 100 shared periods of employment by TODCO and its former parent which could lead to claims against either company, even though many of these plaintiffs did not state in their questionnaire answers that the employment actually involved exposure to asbestos. After providing the questionnaire, each plaintiff was further required to file a separate and individual amended complaint naming only those defendants against whom they had a direct claim as identified in the questionnaire answers. Defendants not identified in the amended complaints were dismissed from the plaintiffs’ litigation. To date, three plaintiffs named TODCO as a defendant in their amended complaints. It is possible that some of the plaintiffs who have filed amended complaints and have not named TODCO as a defendant may attempt to add TODCO as a defendant in the future when case discovery begins and greater attention is given to each individual plaintiff’s employment background. The Company has not determined which entity would be responsible for such claims under the Master Separation Agreement between TODCO and its former parent. More than three years has passed since the court ordered that amended complaints be filed by each individual plaintiff, and the original complaints. No additional plaintiffs have attempted to name TODCO as a defendant and such actions may now be time-barred. The Company intends to defend vigorously and does not expect the ultimate outcome of these lawsuits to have a material adverse effect on its consolidated results of operations, financial position or cash flows.
     The Company and its subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of business. The Company does not believe that ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on its business or consolidated financial statements.
     The Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any other pending litigation. There can be no assurance that the Company’s belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct, and the eventual outcome of these matters could materially differ from management’s current estimates.
Insurance
     The Company is self-insured for the deductible portion of its insurance coverage. Management believes adequate accruals have

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
been made on known and estimated exposures up to the deductible portion of the Company’s insurance coverage. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured. However, the Company’s insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect the Company against liability from all potential consequences. In addition, there is no assurance of renewal or the ability to obtain coverage acceptable to the Company.
     The Company maintains insurance coverage that includes coverage for physical damage, third party liability, workers’ compensation and employer’s liability, general liability, vessel pollution and other coverages.
     In April 2010, the Company completed the annual renewal of all of its key insurance policies. The Company’s primary marine package provides for hull and machinery coverage for substantially all of the Company’s rigs and liftboats up to a scheduled value of each asset. The total maximum amount of coverage for these assets is $2.1 billion. The marine package includes protection and indemnity and maritime employer’s liability coverage for marine crew personal injury and death and certain operational liabilities, with primary coverage (or self-insured retention for maritime employer’s liability coverage) of $5.0 million per occurrence with excess liability coverage up to $200.0 million. The marine package policy also includes coverage for personal injury and death of third-parties with primary and excess coverage of $25 million per occurrence with additional excess liability coverage up to $200 million, subject to a $250,000 per-occurrence deductible. The marine package also provides coverage for cargo and charterer’s legal liability. The marine package includes limitations for coverage for losses caused in U.S. Gulf of Mexico named windstorms, including an annual aggregate limit of liability of $100.0 million for property damage and removal of wreck liability coverage. The Company also procured an additional $75.0 million excess policy for removal of wreck and certain third-party liabilities incurred in U.S. Gulf of Mexico named windstorms. Deductibles for events that are not caused by a U.S. Gulf of Mexico named windstorm are 12.5% of the insured drilling rig values per occurrence, subject to a minimum of $1.0 million, and $1.0 million per occurrence for liftboats. The deductible for drilling rigs and liftboats in a U.S. Gulf of Mexico named windstorm event is $25.0 million. Vessel pollution is covered under a Water Quality Insurance Syndicate policy (“WQIS Policy”) providing limits as required by applicable law, including the Oil Pollution Act of 1990. The WQIS Policy covers pollution emanating from the Company’s vessels and drilling rigs, with primary limits of $5 million (inclusive of a $3.0 million per-occurrence deductible) and excess liability coverage up to $200 million.
     Control-of-well events generally include an unintended flow from the well that cannot be contained by equipment on site (e.g., a blow-out preventer), by increasing the weight of the drilling fluid or that does not naturally close itself off through what is typically described as bridging over. The Company carries a contractor’s extra expense policy with $50 million primary covering liability for well control costs, expenses incurred to redrill wild or lost wells and pollution, with excess liability coverage up to $200 million for pollution liability that is covered in the primary policy. The policies are subject to exclusions, limitations, deductibles, self-insured retention and other conditions. In addition to the marine package, the Company has separate policies providing coverage for onshore foreign and domestic general liability, employer’s liability, auto liability and non-owned aircraft liability, with customary deductibles and coverage as well as a separate underlying marine package for its Delta Towing business.
     The Company’s drilling contracts provide for varying levels of indemnification from its customers and in most cases, may require the Company to indemnify its customers for certain liabilities. Under the Company’s drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that the Company and its customers assume liability for the Company’s respective personnel and property, regardless of how the loss or damage to the personnel and property may be caused. The Company’s customers typically assume responsibility for and agree to indemnify the Company from any loss or liability resulting from pollution or contamination, including clean-up and removal and third-party damages arising from operations under the contract and originating below the surface of the water, including as a result of blow-outs or cratering of the well. The Company generally indemnifies the customer for the consequences of spills of industrial waste or other liquids originating solely above the surface of the water and emanating from its rigs or vessels.
     In 2010, in connection with the renewal of certain of its insurance policies, the Company entered into agreements to finance a portion of its annual insurance premiums. Approximately $25.9 million was financed through these arrangements, and $6.0 million was outstanding at December 31, 2010. The interest rate on the $24.1 million note is 3.79% and the note is scheduled to mature in March 2011. The interest rate on the $1.8 million note is 3.54% and the note is scheduled to mature in July 2011. There was $5.5 million outstanding in insurance notes payable at December 31, 2009 which were fully paid during 2010. The amounts financed, related interest rates and maturity dates in connection with the prior year renewals were $21.4 million at 4.15% which matured in March 2010 and $1.9 million at 3.75% which matured in July 2010.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
Surety Bonds, Bank Guarantees and Unsecured Letters of Credit
     The Company had $31.4 million outstanding related to surety bonds at December 31, 2010. The surety bonds guarantee our performance as it relates to the Company’s drilling contracts, and other obligations in various jurisdictions. These obligations could be called at any time prior to the expiration dates. The obligations that are the subject of the surety bonds are geographically concentrated primarily in Mexico and the U.S.
     The Company had a $1.0 million unsecured bank guarantee and a $0.1 million unsecured letter of credit outstanding at December 31, 2010.
Sales Tax Audits
     Certain of the Company’s legal entities obtained in the TODCO acquisition are under audit by various taxing authorities for several prior-year periods. These audits are ongoing and the Company is working to resolve all relevant issues, however, the Company has accrued approximately $5.9 million as of December 31, 2010 while the Company provides additional information and responds to auditor requests.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
19. Unaudited Interim Financial Data
     Unaudited interim financial information for the years ended December 31, 2010 and 2009 is as follows (in thousands, except per share amounts):

	Quarter Ended
	March 31	June 30	September 30	December 31 (a)
2010
Revenue	$144,560	$157,898	$157,609	$164,760
Operating Loss	(19,403)	(5,292)	(3,841)	(114,891)
Loss from Continuing Operations	(14,991)	(18,434)	(16,137)	(82,531)
Income (Loss) from Discontinued Operations, Net of Taxes	(965)	(550)	1,076	(2,062)

Net Loss	$(15,956)	$(18,984)	$(15,061)	$(84,593)

Basic Loss Per Share:
Loss from Continuing Operations	$(0.13)	$(0.16)	$(0.14)	$(0.72)
Income (Loss) from Discontinued Operations	(0.01)	(0.01)	0.01	(0.02)

Net Loss	$(0.14)	$(0.17)	$(0.13)	$(0.74)

Diluted Loss Per Share:
Loss from Continuing Operations	$(0.13)	$(0.16)	$(0.14)	$(0.72)
Income (Loss) from Discontinued Operations	(0.01)	(0.01)	0.01	(0.02)

Net Loss	$(0.14)	$(0.17)	$(0.13)	$(0.74)

(a)	Includes $125.1 million in impairment of property and equipment charges of which $2.4 million related to the Company’s Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes (See Notes 1 and 12).

	Quarter Ended
	March 31	June 30 (a)	September 30	December 31 (b)
2009
Revenue	$216,798	$178,454	$153,025	$170,324
Operating Income (Loss)	13,366	(22,764)	(28,790)	(41,281)
Loss from Continuing Operations	(1,672)	(9,687)	(44,110)	(25,578)
Loss from Discontinued Operations, Net of Taxes	(3,272)	(2,342)	(4,150)	(923)

Net Loss	$(4,944)	$(12,029)	$(48,260)	$(26,501)

Basic Loss Per Share:
Loss from Continuing Operations	$(0.02)	$(0.11)	$(0.45)	$(0.22)
Loss from Discontinued Operations	(0.04)	(0.03)	(0.05)	(0.01)

Net Loss	$(0.06)	$(0.14)	$(0.50)	$(0.23)

Diluted Loss Per Share:
Loss from Continuing Operations	$(0.02)	$(0.11)	$(0.45)	$(0.22)
Loss from Discontinued Operations	(0.04)	(0.03)	(0.05)	(0.01)

Net Loss	$(0.06)	$(0.14)	$(0.50)	$(0.23)

(a)	Includes approximately $26.9 million of impairment charges related to the write-down of Hercules 110 to fair value less costs to sell during the second quarter of 2009 (See Notes 5 and 12). The sale was completed in August 2009.

(b)	Includes an allowance for doubtful accounts receivable of approximately $26.8 million as of December 31, 2009, related to a customer in West Africa that was contracted to utilize one rig in the Company’s International Offshore segment, a non-cash charge of approximately $7.3 million to fully impair the related deferred mobilization and contract preparation costs, partially offset by a $2.5 million reduction in previously accrued contract related operating costs that are not expected to be settled if the receivable is not collected.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
20. Related Parties
     The Company engages in transactions in the ordinary course of business with entities with whom certain of our directors or members of management have a relationship. The Company has determined that these transactions were carried out on an arm’s-length basis and are not material individually or in the aggregate. All of these transactions were approved in accordance with the Company’s Policy on Covered Transactions with Related Persons. The following provides a brief description of these relationships.
•	The Company’s Chairman of the Board of Directors is a Senior Advisor to Lime Rock Partners, who owns a controlling interest in IDM Group, Ltd. (Cyprus) who purchased Louisiana Electric Rig Services, Inc., an equipment manufacturing and service company, and Southwest Oilfield Products, Inc., an oilfield equipment manufacturing company, in December 2008 and June 2008, respectively, and who holds an investment interest in Allis-Chalmers Energy Inc., an oilfield equipment and services company, and Tesco Corporation, an oilfield equipment and services company. In addition, the Chairman was a member of the Board of Directors for T-3 Energy Services, Inc., an oilfield equipment and services company.

•	Another member of the Company’s Board of Directors serves on the Board of Directors for Peregrine Oil & Gas LP, an exploration and production company, and is the Chairman of the Board for Carrizo Oil & Gas, Inc., an exploration and production company. In addition, another of the Company’s directors serves on the Board of Directors for Carrizo Oil & Gas, Inc.

•	Another member of the Company’s Board of Directors serves as Chief Executive Officer and Chairman of Technip, a project management, engineering and construction company.

•	A member of the Company’s Board of Directors is a member of the Board of Directors of HCC Insurance Holdings, a specialty insurance group.

•	The Company holds a three percent investment in each of Hall-Houston Exploration II, L.P. and Hall-Houston Exploration III, L.P., exploration and production funds.

•	In January 2011, the Company paid $10 million to purchase 5.0 million shares, an investment in approximately eight percent of the total outstanding equity of a new entity incorporated in Luxembourg, Discovery Offshore S.A. (“Discovery Offshore”). Two of the Company’s officers are on the Board of Directors of Discovery Offshore.
21. Subsequent Events
Investment
     In January 2011, the Company paid $10 million to purchase 5.0 million shares, an investment in approximately eight percent of the total outstanding equity of a new entity incorporated in Luxembourg, Discovery Offshore S.A. (“Discovery Offshore”), which investment was used by Discovery Offshore towards funding the down payments on two new-build ultra high specification harsh environment jackup drilling rigs (the “Rigs”). The Rigs, Keppel FELS “Super A” design, are being constructed by Keppel FELS in its Singapore shipyard and have a maximum water depth rating of 400 feet, two million pound hook load capacity, and are capable of drilling up to 35,000 feet deep. The two Rigs are expected to be delivered in the second and fourth quarter of 2013, respectively. Discovery Offshore also holds options to purchase two additional rigs of the same specifications, which must be exercised by the third and fourth quarter of 2011, with delivery dates expected in the second quarter and fourth quarter of 2014, respectively.
     The Company also executed a construction management agreement (the “Construction Management Agreement”) and a services agreement (the “Services Agreement”) with Discovery Offshore with respect to each of the Rigs. Under the Construction Management Agreement, the Company will plan, supervise and manage the construction and commissioning of the Rigs in exchange for a fixed fee of $7.0 million per Rig, which we received in February 2011. Pursuant to the terms of the Services Agreement, the Company will market, manage, crew and operate the Rigs and any other rigs that Discovery Offshore subsequently acquires or controls, in exchange for a fixed daily fee of $6,000 per Rig plus five percent of Rig-based EBITDA (EBITDA excluding SG&A expense) generated per day per Rig, which commences once the Rigs are completed and operating. Under the Services Agreement, Discovery Offshore will be responsible for operational and capital expenses for the Rigs. The Company is entitled to a minimum fee of $5 million per Rig in the event Discovery Offshore terminates a Services Agreement in the absence of a breach of contract by Hercules Offshore.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(As Adjusted (Note 1))
     In addition to the $10 million investment, the Company received 500,000 additional shares worth $1.0 million to cover its costs incurred and efforts expended in forming Discovery Offshore. The Company was issued warrants to purchase up to 5.0 million additional shares of Discovery Offshore stock at a strike price equivalent to $2.00 which is exercisable in the event that the Discovery Offshore stock price reaches an average equal to or higher than 23 Norwegian Kroner per share, which approximated $4.00 per share as of March 3, 2011, for 30 consecutive trading days. The Company has no other financial obligations or commitments with respect to the Rigs or its ownership in Discovery Offshore. Two of the Company’s officers are on the Board of Directors of Discovery Offshore.
Alliance Agreement
     In January 2011, the Company entered into an agreement with China Oilfield Services Limited (“COSL”) whereby it will market and operate a Friede & Goldman JU2000E jackup drilling rig with a maximum water depth of 400 feet. The agreement is limited to a specified opportunity in Angola.
Asset Purchase Agreement
     In February 2011, the Company entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Seahawk Drilling, Inc. and certain of its subsidiaries, pursuant to which Seahawk agreed to sell the Company 20 jackup rigs and related assets, accounts receivable and cash and certain Seahawk liabilities in a transaction pursuant to Section 363 of the U.S. Bankruptcy Code. In connection with the Asset Purchase Agreement, Seahawk filed voluntary Chapter 11 petitions before the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.
     The purchase consideration is approximately $105 million (the “Consideration”), as valued at the date of the Asset Purchase Agreement, preliminarily consisting of $25.0 million in cash plus 22.3 million shares of the Company’s common stock, par value $0.01 per share (the “Stock Consideration”), subject to adjustment as further described. The cash consideration is subject to increase at the request of Seahawk up to an additional $20.0 million, if required for the purpose of paying Seahawk’s debt, and if the cash consideration is increased, the number of shares comprising the Stock Consideration shall be reduced by an amount equal to such increase, divided by $3.36. In addition, the Consideration is subject to certain other adjustments, including a working capital adjustment.
     The Company’s Board of Directors, and its lenders through the 2011 Credit Amendment, have approved the transaction. Closing of the transaction remains subject to bankruptcy court approval as well as regulatory approvals and other customary conditions. Assuming such conditions are achieved, the transaction is expected to close during the second quarter of 2011.
Credit Agreement Amendment
     In March 2011, the Company amended its Credit Agreement for its term loan and revolving credit facility (See Note 10).